                                                  Filed Pursuant to Rule 424(b)5
                                                  Registration Number 333-47139


     THIS PROSPECTUS SUPPLEMENT RELATES TO SECURITIES THAT ARE SUBJECT TO AN EFFECTIVE REGISTRATION STATEMENT. THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 18, 1998)

                              4,000,000 SECURITIES

                                MCN FINANCING II
                         % TRUST PREFERRED SECURITIES (TRUPS(R))
                             $25 LIQUIDATION AMOUNT
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                   [MCN LOGO]
                               ------------------
     A brief description of the    % Trust Preferred Securities (TRUPS(R)) can
be found under "Summary Information -- Q&A" in this Prospectus Supplement.

     The   % Trust Preferred Securities (TRUPS(R)) have been approved for listing on the New York Stock Exchange under the symbol MCNPrS, subject to
official notice of issuance. We expect the   % Trust Preferred Securities
(TRUPS(R)) will begin trading on the New York Stock Exchange within 30 days after they are first issued.

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE
S-9, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE   % TRUST PREFERRED
SECURITIES (TRUPS(R)), ALONG WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                            PER TRUST PREFERRED SECURITY        TOTAL
                                                            ----------------------------        -----
Public offering price..................................          $25.00                      $100,000,000
Underwriting commissions to be paid by MCN Energy
  Group Inc. ..........................................           (1)                            (1)
Proceeds to MCN Financing II...........................          $25.00                      $100,000,000

------------------
(1) Underwriting commissions of $       per Trust Preferred Security (or
    $       for all      % Trust Preferred Securities (TRUPS(R))) will be paid
    by MCN Energy Group Inc.; except that for sales of 10,000 or more   % Trust
    Preferred Securities (TRUPS(R)) to a single purchaser, the commissions will
    be $       per Trust Preferred Security.

     We expect that the   % Trust Preferred Securities (TRUPS(R)) will be ready
for delivery in book-entry form only through The Depository Trust Company on or
about November   , 1998.

     "TRUPS" is a registered service mark of Salomon Smith Barney Inc.

                               ------------------
SALOMON SMITH BARNEY
            MERRILL LYNCH & CO.
                         ROBERT W. BAIRD & CO. INCORPORATED
                                     LADENBURG THALMANN & CO. INC.
                                                           RONEY CAPITAL MARKETS
                               A DIVISION OF FIRST CHICAGO CAPITAL MARKETS, INC.
November   , 1998

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Selected Historical Financial Information...................   S-3
Recent Developments.........................................   S-5
Summary Information -- Q&A..................................   S-5
Risk Factors................................................   S-9
MCN Energy Group Inc........................................  S-12
The Trust...................................................  S-12
Capitalization..............................................  S-14
Accounting Treatment........................................  S-14
Use of Proceeds.............................................  S-14
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......  S-15
Interest Coverage Ratio.....................................  S-15
Description of the Preferred Securities.....................  S-16
Description of the Junior Subordinated Debt Securities......  S-27
Description of Guarantee....................................  S-32
Relationship Among the Preferred Securities, the Junior
  Subordinated Debt Securities and the Guarantee............  S-35
Certain Federal Income Tax Considerations...................  S-36
ERISA Considerations........................................  S-39
Underwriting................................................  S-41
Legal Matters...............................................  S-42
PROSPECTUS
Available Information.......................................     3
Incorporation of Certain Documents by Reference.............     4
Forward-Looking Statements..................................     4
MCN Energy Group Inc. ......................................     5
The MCN Trusts..............................................     5
Use of Proceeds.............................................     6
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......     6
Interest Coverage Ratio.....................................     6
Description of MCN Debt Securities..........................     8
Particular Terms of the Senior Debt Securities..............    11
Particular Terms of the Subordinated Debt Securities........    14
Description of MCN Capital Stock............................    20
Description of the MCN Trust Preferred Securities...........    22
Description of the Preferred Securities Guarantees..........    23
Effect of Obligations Under the Subordinated Debt Securities
  and the Preferred Securities Guarantee....................    26
Description of Common Stock Warrants........................    27
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    30
Plan of Distribution........................................    30
Validity of Securities......................................    31
Experts.....................................................    32

                             MCN ENERGY GROUP INC.

             SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)

                                       TWELVE
                                       MONTHS
                                       ENDED                         YEAR ENDED DECEMBER 31,
                                      JUNE 30,    --------------------------------------------------------------
                                        1998         1997         1996         1995         1994         1993
                                      --------       ----         ----         ----         ----         ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Results
  Operating Revenues...............  $2,138,855   $2,207,867   $1,997,268   $1,495,232   $1,473,633   $1,420,754
  Operating Income(1)..............    (104,884)     236,353      211,293      188,229      147,914      138,694
  Operating and Joint Venture
    Income (Loss)
    Diversified Energy
         Exploration &
           Production(1)...........    (289,050)      58,055       33,235       18,460       10,755        1,221
         Pipelines & Processing....      31,382       29,136       10,724        1,004        1,991        2,138
         Energy Marketing, Gas
           Storage & Electric
           Power...................      38,140       29,761       13,962        9,097        5,286        7,028
         Corporate & Other.........      (7,808)      (4,294)        (499)      (2,747)      (2,389)      (3,662)
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                       (227,336)     112,658       57,422       25,814       15,643        6,725
    Gas Distribution...............     181,878      179,354      171,738      167,660      138,560      139,679
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                     $  (45,458)  $  292,012   $  229,160   $  193,474   $  154,203   $  146,404
                                     ==========   ==========   ==========   ==========   ==========   ==========
  Net Income (Loss) From Continuing
    Operations(1)(2)...............  $  (78,129)  $  142,306   $  112,569   $   93,169   $   74,598   $   70,173
  Basic Earnings (Loss) Per Share
    From Continuing Operations
    Diversified Energy(1)(2).......  $    (2.04)  $      .84   $      .47   $      .27   $      .20   $      .09
    Gas Distribution...............        1.04         1.11         1.21         1.17         1.06         1.11
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                     $    (1.00)  $     1.95   $     1.68   $     1.44   $     1.26   $     1.20
                                     ==========   ==========   ==========   ==========   ==========   ==========
  Diluted Earnings (Loss) Per Share
    From Continuing
    Operations(1)(2)...............  $    (1.00)  $     1.91   $     1.67   $     1.43   $     1.25   $     1.20
  Average Number of Common Shares
    Outstanding (000's)
    Basic..........................      78,303       72,887       66,944       64,743       59,394       58,642
    Diluted........................      78,303       75,435       67,521       65,144       59,481       58,642
Operating Statistics
  Diversified Energy(3)
    Exploration & Production
      Gas Production (MMcf)........      81,144       78,218       57,202       31,420       16,513        2,307
      Oil Production (Mbbl)........       3,666        3,346        1,086          388           85           --
      Gas and Oil Production (MMcf
         Equivalent)...............     103,141       98,294       63,718       33,748       17,023        2,307
    Pipelines & Processing(MMcf)(4)
      Gas Processed................      43,111       42,761       44,223       14,588        1,942           --
      Methanol Produced (thousand
         gallons)..................      61,239       60,810       10,545           --           --           --
      Transportation...............     151,832      115,975       86,391        4,994        1,194          294
    Energy Marketing, Gas Storage
      and Electric Power (MMcf)
         Gas Sales(4)..............     401,686      343,719      218,952      170,668      142,352      122,782
         Exchange Gas Deliveries...      11,876       15,109       22,586       16,462       13,301       10,016
         Electricity Sales (MWh)...   3,009,104    1,843,302      708,867      271,774      194,103      191,231
  Gas Distribution (MMcf)(3)
    Gas Sales......................     183,883      209,092      220,958      209,816      204,384      205,372
    End User Transportation........     141,545      145,101      146,895      145,761      140,020      128,643
    Intermediate Transportation....     601,189      586,496      527,510      374,428      322,969      302,662
                                     ----------   ----------   ----------   ----------   ----------   ----------
      Total........................     926,617      940,689      895,363      730,005      667,373      636,677
                                     ==========   ==========   ==========   ==========   ==========   ==========
    Customers......................   1,184,832    1,193,122    1,183,443    1,172,613    1,154,545    1,141,986

                                       TWELVE
                                       MONTHS
                                       ENDED                         YEAR ENDED DECEMBER 31,
                                      JUNE 30,    --------------------------------------------------------------
                                        1998         1997         1996         1995         1994         1993
                                      --------       ----         ----         ----         ----         ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Capital Investments(5)
    Diversified Energy
      Exploration & Production.....  $  336,130   $  374,997   $  382,211   $  299,145   $  186,219   $   56,709
      Pipelines & Processing.......     287,314      171,735      157,663       77,683        8,112        5,003
      Energy Marketing, Gas Storage
         & Electric Power..........     168,944      247,124       21,005       42,540       36,095       31,814
      Corporate & Other............       8,348        5,425        3,271        8,321        6,026        3,901
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                        800,736      799,281      564,150      427,689      236,452       97,427
    Discontinued Operations(6).....          --           --        6,508        9,380       12,458        5,064
    Gas Distribution...............     175,724      160,329      220,090      251,769      153,059      143,120
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                     $  976,460   $  959,610   $  790,748   $  688,838   $  401,969   $  245,611
                                     ==========   ==========   ==========   ==========   ==========   ==========
  Total Assets.....................  $4,187,234   $4,329,461   $3,633,404   $2,898,640   $2,240,973   $1,881,900
                                     ==========   ==========   ==========   ==========   ==========   ==========
  Capitalization
    Long-Term Debt, including
      Capital Lease
      Obligations(7)...............  $1,405,252   $1,212,564   $1,252,040   $  993,407   $  685,519   $  494,821
    Redeemable Cumulative Preferred
      Stock of Subsidiary(7).......          --           --           --           --        2,618        5,618
    MCN-Obligated Mandatorily
      Redeemable Preferred
      Securities of Subsidiaries
      Holding Solely Subordinated
      Debentures of MCN............     405,428      505,104      173,809       96,449       96,349           --
    Common Shareholders' Equity....     986,415    1,153,028      784,568      664,776      511,495      470,168
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                     $2,797,095   $2,870,696   $2,210,417   $1,754,632   $1,295,981   $  970,607
                                     ==========   ==========   ==========   ==========   ==========   ==========

-------------------------
MMcf -- One million cubic feet

Mbbl -- Thousands of barrels

MWh -- Megawatt hours

(1) The 1998 period includes a $333,022,000 pre-tax ($216,465,000 net of taxes) write-down of MCN's Exploration & Production ("E&P") oil and gas properties.

(2) The 1998 period includes a $6,135,000 pre-tax ($3,987,000 net of taxes) charge to record a loss on certain E&P investments.

(3) Includes intercompany volumes.

(4) Includes MCN's share of joint ventures.

(5) Capital investments represent consolidated capital expenditures, acquisitions, and MCN's share of capital expenditures made by joint ventures, less the minority partners' share of consolidated capital expenditures.

(6) In June 1996, MCN sold its computer operations subsidiary, The Genix Group, Inc. ("Genix"). Accordingly, Genix has been accounted for as a discontinued operation.

(7) Excludes current requirements.

                              RECENT DEVELOPMENTS

     In September 1998, MCN announced plans to realign its management and corporate structure, targeting approximately $15 million annually in reduced operating expenses. The plan includes the reassignment of several key personnel and the consolidation of some functions among MCN, MCNIC and MichCon. Not included in the Company's estimated cost savings are organizational changes that are likely to come as a result of the sale of the E&P properties.

     On October 28, 1998, MCN reported a net loss for the third quarter of 1998 of $177.2 million, or $2.24 per diluted share, which included $169.2 million, or $2.14 per diluted share, of unusual items. These unusual items consist of the following items, in each case, net of taxes: (1) an $87.0 million, or $1.10 per diluted share, special charge for MCN's coal fines project; (2) a $54.6 million write-down, or $0.69 per diluted share, incurred by MCN's E&P unit due to full cost accounting rules, which require a "ceiling test" that imputes the value of oil and gas reserves based on current or contract prices at the end of the quarter rather than on their anticipated long-term value; (3) $8.4 million of restructuring charges, or $0.11 per diluted share, from a corporate realignment designed to lower operating costs by approximately $15 million annually as well as its decision not to pursue certain international power projects; (4) an $11.2 million write-down of certain gas gathering pipelines, or $0.14 per diluted share; (5) a $5.5 million charge to record an impairment of an investment in a gas distribution company in Missouri, or $.07 per diluted share; and (6) a $2.5 million write-down of certain pipeline assets, or $.03 per diluted share.

     Excluding unusual items, MCN's third quarter net loss was $8.0 million, or $0.10 per diluted share, compared with earnings of $1.2 million, or $0.02 per diluted share, in the third quarter of 1997. Excluding unusual items, the Diversified Energy group reported a net loss of $0.2 million in the third quarter of 1998, a decline of $18.0 million from the comparable quarter in 1997. These results primarily reflect the effect of lower gas and oil prices, and higher production related expenses on the E&P business as well as reduced contributions from the Pipelines & Processing business as a result of lower methanol prices. This loss was partially offset by increased contributions from the Energy Marketing, Gas Storage and Electric Power businesses, primarily from increased sales of electricity. Excluding unusual items, the Gas Distribution group reported a net loss of $7.8 million in the third quarter of 1998, an improvement of $8.8 million over the net loss reported in the third quarter of 1997. These results reflect lower operating expenses as well as growth in revenues from intermediate transportation services, which together helped offset the seasonally lower demand for natural gas in this quarter.

     For the nine months ended September 30, 1998, net income, excluding unusual charges, was $82.9 million, or $1.05 per diluted share, compared with $92.1 million, or $1.27 per diluted share, for the nine months ended September 30, 1997.

     Concurrent with the reporting of third-quarter 1998 earnings, the Company announced a refocused strategic direction that reduces the planned capital expenditure level, de-emphasizes E&P and international investments, and refocuses growth instead primarily within the Pipelines & Processing and Electric Power units in North America. These changes are intended to restore earnings growth and shareholder value.

                           SUMMARY INFORMATION -- Q&A

     The following information supplements, and should be read together with, the information contained in other parts of this Prospectus Supplement and in the accompanying Prospectus. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you
understand the    % Trust Preferred Securities (TRUPS(R)) (the "Preferred
Securities"). You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Preferred Securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the "Risk Factors" section beginning on page S-9 of this Prospectus Supplement to determine whether an investment in the Preferred Securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

     Each Preferred Security represents an undivided beneficial interest in the assets of MCN Financing II ("MCN Financing"). Each Preferred Security will entitle the holder to receive quarterly cash distributions as described in this Prospectus Supplement. MCN Financing is offering 4,000,000 Preferred Securities at a price of $25 for each Preferred Security.

WHO IS MCN FINANCING?

     MCN Financing is a Delaware business trust. Its principal place of business is c/o MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

     MCN Financing will sell its Preferred Securities to the public and its common securities (the "Common Securities") to MCN Energy Group Inc. ("MCN" or the "Company"). MCN Financing will use the proceeds from these sales to buy a
series of    % junior subordinated deferrable interest debentures due November
  , 2038 (the "Junior Subordinated Debt Securities") from MCN with the same financial terms as the Preferred Securities. MCN will, on a subordinated basis, irrevocably guarantee, under the Preferred Securities Guarantee (the "Guarantee"), that payments made on the Junior Subordinated Debt Securities will be made to holders of the Preferred Securities.

     There are three trustees of MCN Financing (the "MCN Financing Trustees"). Two of the trustees are employees or officers of MCN (the "Regular Trustees"). Wilmington Trust Company will act as the Institutional Trustee of MCN Financing, the Delaware Trustee and the Guarantee Trustee, as defined herein. See "The Trust."

WHO IS MCN ENERGY GROUP INC.?

     MCN is a diversified energy company that operates through two major business groups, Diversified Energy and Gas Distribution. The mailing address of MCN's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS?

     If you purchase the Preferred Securities, you are entitled to receive
cumulative cash distributions at an annual rate of   % of the liquidation amount
of $25 per Preferred Security. Distributions will accumulate from the date MCN Financing issues the Preferred Securities and will be paid quarterly in arrears
on             ,             ,             and             of each year,
beginning             , 1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     So long as no event of default under the Junior Subordinated Debt Securities has occurred and is continuing, MCN can, on one or more occasions, defer interest payments on the Junior Subordinated Debt Securities for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the Junior Subordinated Debt Securities
(which is November   , 2038).

     If MCN defers interest payments on the Junior Subordinated Debt Securities, MCN Financing will also defer distributions on the Preferred Securities. During this deferral period, distributions will continue to accrue on the Preferred
Securities at an annual rate of    % of the liquidation amount of $25 per
Preferred Security. Also, the deferred distributions will themselves accrue
interest at an annual rate of    % (to the extent permitted by law). Once MCN
makes all interest payments on the Junior Subordinated Debt Securities, with accrued interest, it can again postpone interest payments on the Junior Subordinated Debt Securities if no event of default under the Junior Subordinated Debt Securities has occurred and is continuing.

     During any period in which MCN defers interest payments on the Junior Subordinated Debt Securities, MCN will not be permitted to (with limited exceptions):

          - pay a dividend or make any other payment or distribution on its capital stock;

          - redeem, purchase, acquire or make a liquidation payment on any of its capital stock;

          - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Junior Subordinated Debt Securities; or

          - make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     If MCN defers payments of interest on the Junior Subordinated Debt Securities, the Preferred Securities will be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to recognize interest income with respect to distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to such interest income. See "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount."

WHEN CAN MCN FINANCING REDEEM THE PREFERRED SECURITIES?

     MCN Financing must redeem all of the outstanding Preferred Securities and Common Securities (together, the "Trust Securities") when the Junior
Subordinated Debt Securities are paid at maturity on November   , 2038. In
addition, if MCN redeems any Junior Subordinated Debt Securities before their maturity, MCN Financing will use the cash it receives from the redemption to redeem, on a pro rata basis, Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Junior Subordinated Debt Securities redeemed.

     MCN can redeem some or all of the Junior Subordinated Debt Securities before their maturity at 100% of their principal amount on one or more occasions
any time on or after November   , 2003. MCN has the option to redeem all (but
not less than all) of the Junior Subordinated Debt Securities at any time if certain changes in tax or investment company law occur (each of which is a "Special Event" and each of which is more fully described under "Description of the Preferred Securities -- Special Event Redemption" and "Description of the Junior Subordinated Debt Securities -- Optional Redemption"). In either case, MCN will pay accrued interest to the date of redemption.

WHAT IS MCN'S GUARANTEE OF THE PREFERRED SECURITIES?

     MCN will guarantee the Preferred Securities based on:

          - its obligations to make payments on the Junior Subordinated Debt Securities;

          - its obligations under the Guarantee, and

          - its obligations under the Amended and Restated Declaration of Trust of MCN Financing (the "Declaration"), which sets forth the terms of the Trust.

     MCN has irrevocably guaranteed that if a payment on the Junior Subordinated Debt Securities is made to MCN Financing but, for any reason, MCN Financing does not make the corresponding distribution or redemption payment to the holders of the Preferred Securities, then MCN will make the payment directly to the holders of the Preferred Securities. To avoid a double payment to a holder of the Preferred Securities, if MCN makes a payment under the Guarantee, the holder's right to receive the corresponding payment from MCN Financing will automatically be surrendered to MCN.

     MCN's obligations under the Guarantee are:

          - subordinate and junior in right of payment to its other liabilities,

          - equal in rank to its most senior current or future preferred stock and to any current or future guarantee of preferred or preference stock of any of its subsidiaries, and

          - senior to its common stock.

WHEN COULD THE JUNIOR SUBORDINATED DEBT SECURITIES BE DISTRIBUTED TO YOU?

     MCN has the right to dissolve MCN Financing at any time. If MCN decides to exercise its right to terminate MCN Financing, MCN Financing will redeem the Preferred Securities by distributing the Junior Subordinated Debt Securities to holders of the Preferred Securities and the Common Securities on a pro rata basis. If the Junior Subordinated Debt Securities are distributed, MCN will use its best efforts to list the Junior Subordinated Debt Securities on the New York Stock Exchange ("NYSE") in place of the Preferred Securities.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The Preferred Securities have been approved for listing on the NYSE under the symbol "MCNPrS." We expect that the Preferred Securities will begin trading on the NYSE within 30 days after they are first issued.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

     Generally, the holders of Preferred Securities will not have any voting rights. See "Description of the Preferred Securities -- Voting Rights."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities. MCN Financing expects that the Preferred Securities will be ready for delivery
through DTC on or about November   , 1998.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES
AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for MCN on an historical basis for the periods indicated.

                                      TWELVE MONTHS       YEAR ENDED DECEMBER 31,
                                          ENDED       --------------------------------
                                      JUNE 30, 1998   1997   1996   1995   1994   1993
                                      -------------   ----   ----   ----   ----   ----
MCN..................................     (.21)       2.18   2.28   2.55   2.70   3.15

     MCN has authority to issue up to 25,000,000 shares of preferred stock, no par value, however, there are currently no shares outstanding and MCN currently does not have a preferred stock dividend obligation. Therefore, the Ratio of Combined Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

     The Ratio of Earnings to Fixed Charges is based on earnings from operations. "Earnings" consist of the pre-tax income of majority-owned and 50%-owned companies, adjusted to include any income actually received from less than 50%-owned companies, plus fixed charges, less interest capitalized during the period for nonutility companies and less the preferred stock dividend requirements of Michigan Consolidated Gas Company ("MichCon") included in fixed charges but not deducted in the determination of pre-tax income. "Fixed Charges" represent (a) interest (whether expensed or capitalized), (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) in the case of MCN, the preferred securities dividend requirements of subsidiaries (MichCon, MCN Michigan Limited Partnership, MCN Financing I, MCN Financing III, MCN Financing V and MCN Financing VI), increased to reflect the pre-tax earnings requirements for MichCon.

     In June 1996, MCN completed the sale of its computer operations subsidiary, Genix. For purposes of calculating the Ratio of Earnings to Fixed Charges, Genix has been classified as a discontinued operation and is therefore excluded from the ratio for all periods presented.

     Earnings for the twelve months ended June 30, 1998 were not adequate to cover Fixed Charges. The amount of the coverage deficiency was $188,115,000. The Ratio of Earnings to Fixed Charges for the twelve months ended June 30, 1998, excluding writedowns, would have been 1.97.

                                  RISK FACTORS

     Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information in this Prospectus Supplement and the accompanying Prospectus, before deciding whether an investment in the Preferred Securities is suitable for you.

MCN'S OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES ARE SUBORDINATED.

     MCN's obligations under the Guarantee will rank in priority of payment as follows:

          - subordinate and junior in right of payment to its other liabilities,

          - equal in rank to its most senior current or future preferred stock and to any current or future guarantee of preferred or preference stock of any of its subsidiaries, and

          - senior to its common stock.

     This means that MCN cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of MCN, its assets would be available to pay obligations under the Guarantee only after MCN made all payments on its senior indebtedness. At June 30, 1998, the total amount of MCN's senior indebtedness was approximately $1.825 billion.

     MCN's obligations under the Junior Subordinated Debt Securities will rank junior in priority of payment to all of MCN's senior indebtedness and all existing and future liabilities of MCN's subsidiaries. This means that MCN cannot make any payments on the Junior Subordinated Debt Securities if it defaults on a payment of senior indebtedness and does not cure such default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full.

     Neither the Preferred Securities, the Junior Subordinated Debt Securities nor the Guarantee limit the ability of MCN and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Junior Subordinated Debt Securities and the Guarantee. See "Description of Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debt Securities -- Subordination."

THE GUARANTEE ONLY COVERS PAYMENTS IF MCN FINANCING HAS CASH AVAILABLE.

     The ability of MCN Financing to pay scheduled distributions on the Preferred Securities, the redemption price of the Preferred Securities and the liquidation amount of each Preferred Security is solely dependent upon MCN making the related payments on the Junior Subordinated Debt Securities when due.

     If MCN defaults on its obligation to pay principal or interest on the Junior Subordinated Debt Securities, MCN Financing will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

     Instead, you:

          - may directly sue MCN or seek other remedies to collect your pro rata share of payments owed; or

          - may rely on the Guarantee Trustee to enforce MCN Financing's rights under the Junior Subordinated Debt Securities and the Guarantee.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

     So long as no event of default under the Junior Subordinated Debt Securities has occurred and is continuing, MCN can, on one or more occasions, defer interest payments on the Junior Subordinated Debt Securities for up to 20 consecutive quarterly periods. If MCN defers interest payments on the Junior Subordinated Debt Securities, MCN Financing will defer distributions on the Preferred Securities during any deferral period. However, distributions would still accumulate and such deferred
distributions would themselves accrue interest at the annual rate of   % per
annum (to the extent permitted by law).

     If MCN defers payments of interest on the Junior Subordinated Debt Securities, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the interest on the Junior Subordinated Debt Securities held by MCN Financing) before you receive any cash relating to such interest. In addition, you will not receive such cash if you sold the Preferred Securities before the end of any deferral period or before the record date relating to distributions which are paid.

     MCN has no current intention of deferring interest payments on the Junior Subordinated Debt Securities and believes that such deferral is a remote possibility. However, if MCN exercises its right in the future, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debt Securities. If you sell the Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Preferred Securities. In addition, the existence of MCN's right to defer payments of interest on the Junior Subordinated Debt Securities may mean that the market price for the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debt Securities) may be more volatile than other securities that do not have these rights.

     See "Certain Federal Income Tax Considerations" for more information regarding the tax consequences of purchasing, holding and selling the Preferred Securities.

PREFERRED SECURITIES MAY BE REDEEMED AT ANY TIME IF A SPECIAL EVENT OCCURS.

     If a Special Event occurs and is continuing, MCN has the right to redeem all (but not less than all) of the Junior Subordinated Debt Securities. Such redemption will cause a mandatory redemption of the Preferred Securities within 90 days of the event at a redemption price equal to $25 per security plus any unpaid distributions. See "Description of the Preferred Securities -- Distribution of the Junior Subordinated Debt Securities" and "-- Special Event Redemption."

PREFERRED SECURITIES MAY BE REDEEMED AT THE OPTION OF THE COMPANY

     At the option of the Company, the Junior Subordinated Debt Securities may be redeemed, in whole, at any time, or in part, from time to time, on or after November , 2003 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of the Junior Subordinated Debt Securities -- Optional Redemption." You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Junior Subordinated Debt Securities. If the Junior Subordinated Debt Securities are redeemed, the Trust must redeem the Preferred Securities and the Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debt Securities so redeemed. See "Description of the Preferred Securities -- Mandatory Redemption of Trust Securities."

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE.

     MCN has the right to terminate MCN Financing at any time. If MCN decides to exercise its right to terminate MCN Financing, MCN Financing will redeem the Preferred Securities and Common Securities by distributing the Junior Subordinated Debt Securities to holders of the Preferred Securities and Common Securities on a pro rata basis.

     Under current United States federal income tax laws, a distribution of Junior Subordinated Debt Securities to you on the dissolution of MCN Financing should not be a taxable event to you. However, if MCN Financing is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of Junior Subordinated Debt Securities to you may be a taxable event to you.

     MCN has no current intention of causing the termination of MCN Financing and the distribution of the Junior Subordinated Debt Securities. However, there are no restrictions on its ability to do so at any time. MCN anticipates that it would consider exercising this right in the event that expenses associated with maintaining MCN Financing were substantially greater than currently expected, such as if a Special Event occurred. MCN cannot predict the other circumstances under which this right would be exercised.

     Although MCN will use its best efforts to list the Junior Subordinated Debt Securities on the NYSE (or any other exchange or organization on which the Preferred Securities are then listed) if they are distributed, we cannot assure you that the Junior Subordinated Debt Securities will be approved for listing or that a trading market will exist for those securities.

     MCN cannot predict the market prices for the Junior Subordinated Debt Securities that may be distributed. Accordingly, the Junior Subordinated Debt Securities that you receive on a distribution, or the Preferred Securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the Preferred Securities.

     Because you may receive Junior Subordinated Debt Securities, you should make an investment decision with regard to the Junior Subordinated Debt Securities, in addition to the Preferred Securities. You should carefully review all the information regarding the Junior Subordinated Debt Securities contained in this Prospectus Supplement and the accompanying Prospectus.

YOU HAVE LIMITED VOTING RIGHTS.

     You will have limited voting rights. In particular, only MCN can elect or remove any of MCN Financing Trustees. See "Description of the Preferred Securities -- Voting Rights."

                             MCN ENERGY GROUP INC.

     The Company has evolved during the past five years from a natural gas distribution company into a diversified energy company.

     As of June 30, 1998, MCN was a $4.2 billion (assets) diversified energy holding company with natural gas markets and investments in North America and Asia. MCN's strategy is to invest in a diverse portfolio of energy-related projects.

     MCN operates through two major business groups, Diversified Energy and Gas Distribution.

     Diversified Energy, operating through MCN Investment Corporation ("MCNIC"), is an integrated energy group with investments in exploration and production ("E&P"), pipelines and processing, energy marketing, gas storage, electric power and other energy-related businesses. For the twelve months ended June 30, 1998, operating revenues for this segment exceeded $1.0 billion and, at June 30, 1998, total assets were approximately $2.1 billion. For the twelve month period ended June 30, 1998, MCNIC invested more than $800 million in its diverse businesses, although it is expected that the level of investment will decline over the following twelve month period. MCN believes that expanding opportunities should enable MCNIC to continue to grow its markets and increase its asset-based investments, although it recently announced that divestiture of all or part of the E&P unit is possible and that it intends to focus more on opportunities in North America rather than internationally.

     Gas Distribution, operating principally through MichCon, operates the largest natural gas distribution and intrastate transmission system in Michigan and one of the largest in the United States. For the twelve months ended June 30, 1998, operating revenues for this segment were approximately $1.1 billion. In addition, at June 30, 1998, the segment had total assets of approximately $2.0 billion. Gas Distribution serves approximately 1.2 million customers in more than 500 communities throughout Michigan with gas sales and transportation markets of 927 Bcf for the twelve months ended June 30, 1998. Gas Distribution continues to increase its markets by reaching customers in new communities, offering new services to current customers and expanding its intrastate gas transportation network.

     The mailing address of MCN's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

                                   THE TRUST

     MCN Financing is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust, dated as of March 6, 1996, executed by the Company, as sponsor (in such capacity, the "Sponsor"), and the MCN Financing Trustees and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on March 6, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration"), substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will, among other things, increase the term of MCN Financing to approximately 45 years, but the Trust may be dissolved earlier as provided in the Declaration. The Declaration has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% or more of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. MCN Financing's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities.

     Pursuant to the Declaration, the number of MCN Financing Trustees will initially be three. The two Regular Trustees are persons who are employees or officers of or who are affiliated with MCN. The third trustee is a financial institution that is unaffiliated with MCN, and which will serve as institutional trustee under the Declaration for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee

(the "Guarantee Trustee") under the Guarantee and as Delaware trustee (the "Delaware Trustee") for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. See "Description of the Preferred Securities -- Voting Rights."

     The Institutional Trustee will hold title to the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Junior Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. MCN, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any MCN Financing Trustee and to increase or decrease the number of MCN Financing Trustees; provided, that the number of MCN Financing Trustees shall be at least three, a majority of which shall be Regular Trustees. MCN will pay all fees and expenses related to MCN Financing and the offering of the Trust Securities. See "Description of the Junior Subordinated Debt Securities -- Certain Fees and Expenses."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

     The principal place of business of the Delaware Trustee is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration. The principal place of business of the Trust shall be c/o MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

                                 CAPITALIZATION

     The following table sets forth the unaudited summary capitalization at June 30, 1998 of the Company and its consolidated subsidiaries on an historical basis and on a pro forma basis after giving effect to the sale by the Company of the 4,000,000 Preferred Securities offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds". The table should be read in conjunction with MCN's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                     AT JUNE 30, 1998
                                                                --------------------------
                                                                                   AS
                                                                  ACTUAL      ADJUSTED (1)
                                                                  ------      ------------
                                                                  (DOLLARS IN THOUSANDS)
Short-Term Debt (includes notes payable and current portion
  of long-term debt and capital leases).....................    $  419,387      $
                                                                ==========      ========
Long-Term Debt (including capital leases)...................    $1,405,252      $
MCN-Obligated Mandatorily Redeemable Preferred Securities of
  Subsidiaries Holding Solely Subordinated Debentures of the
  Company(2)................................................       405,428
Common Stockholders' Equity.................................       986,415
                                                                ----------      --------
     Total Capitalization...................................    $2,797,095      $
                                                                ==========      ========

-------------------------
(1) Adjusted for the sale of 4,000,000 Preferred Securities, the application of the estimated net proceeds to the purchase of the Junior Subordinated Debt Securities of MCN and the application by MCN of the estimated net proceeds of the Junior Subordinated Debentures for the purposes set out under "Use of Proceeds."

(2) The sole assets of the subsidiaries are as follows: MCN Michigan Limited Partnership -- 9 3/8% Subordinated Deferrable Interest Debt Securities of MCN due 2024 with a principal amount of $101,100,000; MCN Financing I --
    8 5/8% Junior Subordinated Debentures of MCN due 2036 with a principal
    amount of $82,474,250; MCN Financing II --   % Junior Subordinated
    Deferrable Interest Debentures of MCN due November   , 2038 with a principal
    amount of $103,092,800; MCN Financing III -- 7 1/4% Junior Subordinated Debentures of MCN due 2002 with a principal amount of $136,340,250; and MCN Financing VI -- 6.85% Debentures of MCN due 2037 with a principal amount of $103,093,000. Upon redemption of such debt, the preferred securities of such respective subsidiaries will be mandatorily redeemable.

                              ACCOUNTING TREATMENT

     The financial statements of MCN Financing will be reflected in MCN's consolidated financial statements with the Preferred Securities shown as MCN-obligated mandatorily redeemable preferred securities of subsidiaries holding solely subordinated debentures of the Company. The financial statement footnotes of MCN will reflect that the sole asset of MCN Financing will be
approximately $103,092,800 principal amount of    % Junior Subordinated
Deferrable Interest Debentures due November   , 2038 of MCN. See
"Capitalization." For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the Preferred Securities offered hereby will be used by MCN Financing to purchase the Junior Subordinated Debt Securities issued by the Company. The Company intends to add the net proceeds from the sale of the Junior Subordinated Debt Securities to its general funds, to be used for general corporate purposes, which may include capital expenditures, investments in subsidiaries, working capital, repayment of debt and other business opportunities.

                       RATIO OF EARNINGS TO FIXED CHARGES
                AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for MCN on an historical basis for the periods indicated.

                                      TWELVE MONTHS       YEAR ENDED DECEMBER 31,
                                          ENDED       --------------------------------
                                      JUNE 30, 1998   1997   1996   1995   1994   1993
                                      -------------   ----   ----   ----   ----   ----
MCN(1)(2)(3)(4)......................     (.21)       2.18   2.28   2.55   2.70   3.15

-------------------------
(1) MCN has authority to issue up to 25,000,000 shares of preferred stock, no par value, however, there are currently no shares outstanding and MCN currently does not have a preferred stock dividend obligation. Therefore, the Ratio of Combined Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(2) The Ratio of Earnings to Fixed Charges is based on earnings from operations. "Earnings" consist of the pre-tax income of majority-owned and 50%-owned companies, adjusted to include any income actually received from less than 50%-owned companies, plus fixed charges, less interest capitalized during the period for nonutility companies and less the preferred stock dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income. "Fixed Charges" represent (a) interest (whether expensed or capitalized), (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and
    (d) in the case of MCN, the preferred securities dividend requirements of subsidiaries (MichCon, MCN Michigan Limited Partnership, MCN Financing I, MCN Financing III, MCN Financing V and MCN Financing VI), increased to reflect the pre-tax earnings requirements for MichCon.

(3) In June 1996, MCN completed the sale of its computer operations subsidiary, Genix. For purposes of calculating the Ratio of Earnings to Fixed Charges, Genix has been classified as a discontinued operation and is therefore excluded from the ratio for all periods presented.

(4) Earnings for the twelve months ended June 30, 1998 were not adequate to cover Fixed Charges. The amount of the coverage deficiency was $188,115,000. The Ratio of Earnings to Fixed Charges for the twelve months ended June 30, 1998, excluding writedowns, would have been 1.97.

                            INTEREST COVERAGE RATIO

     The following table sets forth the interest coverage ratio for MCN on a historical basis for the periods indicated. This ratio differs from the SEC prescribed "Ratio of Earnings to Fixed Charges" in its treatment of certain hybrid securities of MCN and its treatment of the write-downs in 1998 of MCN's E&P properties and investments.

                                       TWELVE MONTHS       YEAR ENDED DECEMBER 31,
                                           ENDED       --------------------------------
                                       JUNE 30, 1998   1997   1996   1995   1994   1993
                                       -------------   ----   ----   ----   ----   ----
MCN(1)...............................      2.78        3.03   2.71   2.94   2.90   3.28

-------------------------
(1) The interest coverage ratio is the quotient of MCN's Income From Continuing Operations Before Income Taxes, as adjusted and defined below, divided by Interest Rate Charges as defined below. Income From Continuing Operations Before Income Taxes as reported on MCN's Consolidated Statement of Income has been adjusted to add the following: (1) Interest Rate Charges as defined below, (2) dividends on the $100,000,000 of 9 3/8% redeemable preferred securities of MCN Michigan Limited Partnership, (3) dividends on the $132,250,000 of 8% FELINE PRIDES of MCN Financing III, (4) interest on the $130,000,000 of 6.82% Series Medium-Term Notes issued in conjunction with the $135,000,000 of 8 3/4% Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") of MCN, (5) dividends on the $80,000,000 of 8 5/8% Trust Originating Preferred Securities of MCN

    Financing I, (6) interest related to nonrecourse debt of MCN, (7) the $333,022,000 write-down in 1998 of MCN's E&P oil and gas properties and (8) the $6,135,000 charge in 1998 to record a loss on certain E&P investments. In addition, capitalized interest has been subtracted from the determination of Income From Continuing Operations Before Income Taxes.

    The computation of Interest Rate Charges includes total interest expense as reported on MCN's Consolidated Statement of Income adjusted to add: (1) capitalized interest expense, (2) dividends on the $100,000,000 of Private Institutional Trust Securities of MCN Financing V, (3) dividends on the $100,000,000 of Single Point Remarketed Reset Capital Securities of MCN Financing VI and (4) interest expense implicit in rentals. In addition, interest expense reported on MCN's Consolidated Statement of Income has been adjusted to exclude: (1) interest on the $130,000,000 of 6.82% Series Medium-Term Notes issued in conjunction with the $135,000,000 of 8 3/4% PRIDES of MCN and (2) interest expense related to nonrecourse debt to MCN.

                       DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration has been qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, Wilmington Trust Company, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the caption "Description of the MCN Trust Preferred Securities." The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to the description in the accompanying Prospectus, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes MCN Financing to issue the Trust Securities, which represent undivided beneficial interests in the assets of MCN Financing. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by MCN Financing of any Securities other than the Trust Securities or the incurrence of any indebtedness by MCN Financing. Pursuant to the Declaration, the Institutional Trustee will hold title to the Junior Subordinated Debt Securities purchased by MCN Financing for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by MCN Financing, and payments upon redemption of the Preferred Securities or liquidation of MCN Financing out of money held by MCN Financing, are guaranteed by the Company to the extent described under "Description of Guarantee." The Guarantee, when taken together with MCN's obligations under the Junior Subordinated Debt Securities and the Subordinated Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities. The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when MCN Financing does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is (i) to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities or
(ii) if the failure of MCN Financing to pay distributions is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal or interest on the

Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. See "-- Voting Rights."

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at a rate per annum
of      % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears beyond the first date such distributions are payable (or would be payable, if not for any Extension Period or default by the Company on the Junior Subordinated Debt Securities) will bear interest thereon at the
rate per annum of      % thereof compounded quarterly. The term "distribution"
as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Preferred Securities will be cumulative, will accrue
from and including November   , 1998, and will be payable quarterly in arrears
on             ,             ,             and             of each year (each a
"Distribution Payment Date"), commencing             , 1999. Distributions will
be made by the Institutional Trustee.

     The distribution rate and the Distribution Payment Dates and other payment dates for the Preferred Securities will correspond to the interest rate and Interest Payment Dates (as defined herein) and other payment dates on the Junior Subordinated Debt Securities.

     The Company has the right under the Subordinated Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable; provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. If the Company extends the interest payment period, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly, since interest would continue to accrue on the Junior Subordinated Debt Securities) during any such extended interest payment period.

     If the Company exercises its right to extend the interest payment period, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) distributions of rights under any shareholders rights plan adopted by the Company), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company or its subsidiaries which rank pari passu with or junior to the Junior Subordinated Debt Securities and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest periods; provided further, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be numerous Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period." See "Description of the Junior Subordinated Debt Securities -- Option To

Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of MCN Financing on the record date next following the termination of such deferral period. Distributions on the Preferred Securities will be made on the dates payable to the extent that MCN Financing has funds available for the payment of such distributions in the Property Account. MCN Financing's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities." The payment of distributions out of monies held by MCN Financing is guaranteed by the Company to the extent set forth under "Description of Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of MCN Financing at the close of business on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the relevant record dates shall conform to the rules of any securities exchange on which the Preferred Securities are listed and, if none, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day but less than 60 Business Days prior to the relevant Distribution Payment Dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the relevant Distribution Payment Date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION OF TRUST SECURITIES

     The Preferred Securities have no stated maturity date but must be redeemed upon the maturity of the Junior Subordinated Debt Securities or to the extent the Junior Subordinated Debt Securities are redeemed. The Junior Subordinated
Debt Securities will mature on November   , 2038, and may be redeemed, (i) in
whole, at any time, or in part, from time to time, on or after November   ,
2003, or (ii) at any time, in whole but not in part, upon the occurrence of a Special Event, in either case, at a redemption price equal to accrued and unpaid interest on the Junior Subordinated Debt Securities so redeemed to the date fixed for redemption plus the principal amount thereof. See "Description of the Junior Subordinated Debt Securities -- Optional Redemption." Upon the maturity of the Junior Subordinated Debt Securities, the proceeds of the repayment thereof shall simultaneously be applied to redeem all outstanding Trust Securities at the Redemption Price. Upon the redemption of the Junior Subordinated Debt Securities, whether in whole or in part (either at the option of the Company or pursuant to a Special Event), the proceeds from such redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. In the event that fewer than all of the outstanding Junior Subordinated Debt Securities are to be redeemed, the Trust Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION

     "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any interpretation or application of, or pronouncement with respect to, such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), which amendment or change is effective or which interpretation, application or pronouncement is announced on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) MCN Financing would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Securities, (ii) interest payable to MCN Financing on the Junior Subordinated Debt Securities would not be deductible, in whole or in part, by the Company for United States federal income tax purposes or (iii) MCN Financing would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Recently, the Internal Revenue Service asserted that the interest payable on a security with terms that are somewhat similar in certain respects to the terms of the Junior Subordinated Debt Securities (but with a substantially longer maturity than the Junior Subordinated Debt Securities) was not deductible for United States federal income tax purposes. The taxpayer in that case has filed a petition in the United States Tax Court challenging the Internal Revenue Service's position on this matter. If this matter were to be litigated and the Tax Court were to sustain the Internal Revenue Service's position on this matter, depending upon the language and reasoning of such decision, it is possible that such judicial decision could constitute a Tax Event which could result in an early redemption of the Junior Subordinated Debt Securities.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in practicing under the 1940 Act (as defined herein) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that MCN Financing is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debt Securities, in whole but not in part, for cash within 90 days following the occurrence of such Special Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed shall be redeemed by MCN Financing at the Redemption Price on a pro rata basis.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     The Company will have the right at any time to dissolve MCN Financing and after satisfaction of the liabilities of creditors of MCN Financing as provided by applicable law, cause the Junior Subordinated Debt Securities to be distributed to the holders of the Trust Securities.

     If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Junior Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

     After the date for any distribution of Junior Subordinated Debt Securities upon dissolution of MCN Financing, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Junior Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

     If a dissolution and liquidation of MCN Financing were to occur, there can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of MCN Financing were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     MCN Financing may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If MCN Financing gives a notice of redemption in respect of the Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if the Company has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debt Securities, the Institutional Trustee will irrevocably deposit with the securities depositary for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give the securities depositary for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price without interest on such Redemption Price.

     In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by MCN Financing, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed in accordance with the depositary's standard procedures. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries, may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of MCN Financing (each a "Liquidation"), the holders of the Preferred Securities will be entitled to receive out of the assets of MCN Financing, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities outstanding at such time have been distributed on a pro rata basis to the holders of such Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because MCN Financing has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by MCN Financing on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such Liquidation pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

     Pursuant to the Declaration, MCN Financing shall dissolve (i) on November
  , 2043, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities,
(v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or MCN Financing, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Subordinated Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration and therefore the Subordinated Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, such waiver will also constitute a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of Common Securities. See "-- Voting Rights."

     If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities ("Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from MCN Financing. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

     Upon the occurrence of an Indenture Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debt Securities will have the right under the Subordinated Indenture to declare the principal of and interest on the Junior Subordinated Debt Securities to be immediately due and payable. The Company and MCN Financing are each required to file annually with the Institutional Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described in this Prospectus Supplement and in the accompanying Prospectus under "Description of the Preferred Securities Guarantees -- Modification of Guarantee; Assignment," and except as provided under the Trust Act, the Trust Indenture Act and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee with respect to the Junior Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debt Securities where such consent shall be required; provided, however, that, where a consent or action under the Subordinated Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debt Securities (a "Super Majority") affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities (other than by reason of the failure to obtain the opinion set forth in the last sentence of this paragraph), any record holder of Preferred Securities may, to the fullest extent permitted by law, directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Subordinated Indenture Trustee with respect to the Junior Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the Institutional Trustee, the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, shall not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, MCN Financing will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Institutional Trustee shall request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any amendment, modification or termination under the Subordinated Indenture would require the consent of a Super Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in aggregate liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Junior Subordinated Debt Securities outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes MCN Financing will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default by the Institutional Trustee at the direction of the holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for MCN Financing to redeem and cancel Preferred Securities or distribute Junior Subordinated Debt Securities in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Except in certain circumstances as set forth in the Declaration, holders of the Preferred Securities will have no rights to appoint or remove the MCN Financing Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee and the Delaware Trustee); provided, that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of MCN Financing, other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only holders of the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause MCN Financing to be classified for United States federal income tax purposes as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause MCN Financing to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     MCN Financing may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described above or under "-- Liquidation Distribution Upon Dissolution". MCN Financing may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of MCN Financing under the Trust Securities or (y) substitutes for the Preferred Securities other Securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee, in its capacity as the holder of the Junior Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed or quoted, or any Successor Securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of MCN Financing, (vii) prior to such merger, consolidation, amalgamation or replacement, MCN Financing has received an opinion of a nationally recognized independent counsel to MCN Financing experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither MCN Financing nor such successor entity will be required to register as an "investment company" under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, MCN Financing (or such successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and
(viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, MCN Financing shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause MCN Financing or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes. See "-- Special Event Redemption" and "-- Liquidation Distribution upon Dissolution."

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as Securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered Securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of Securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include Securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to MCN Financing as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made by transfer of immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, MCN Financing or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time.

     Payment of distributions to DTC is the responsibility of MCN Financing, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as described herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to MCN Financing. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and MCN Financing believe to be reliable, but neither the Company nor MCN Financing takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Notwithstanding the foregoing, the holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default. The Institutional Trustee also serves as the Guarantee Trustee.

PAYING AGENT; TRANSFER AGENT AND REGISTRAR

     In the event that the Preferred Securities do not remain in book-entry only form, the following provisions will apply: The Institutional Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. MCN Financing and the Institutional Trustee shall be entitled to treat the holders of the Preferred Securities, as their names appear in the registration books kept by the Institutional Trustee at its corporate office, as the owners of those Preferred Securities for all purposes under the Declaration. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of MCN Financing, but upon payment (with the giving of such indemnity as MCN Financing or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it. MCN Financing will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption, or on or after the liquidation date.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate MCN Financing in such a way so that MCN Financing will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the

Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of MCN Financing or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

     Holders of the Preferred Securities have no preemptive or similar rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     Set forth below is a description of the specific terms of the Junior Subordinated Debt Securities in which MCN Financing will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Particular Terms of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to: (i) the description of Subordinated Debt Securities in the accompanying Prospectus; (ii) the Subordinated Indenture dated as of September 1, 1994 (the "Base Indenture") as supplemented by the First Supplemental Indenture, dated as of April 17, 1996, the Second Supplemental Indenture, dated as of July 24, 1996, the Third Supplemental Indenture, dated as
of March 19, 1997 and the Fourth Supplemental Indenture dated as of November   ,
1998 (together with the Base Indenture, the "Subordinated Indenture"), between the Company and NBD Bank, as Trustee (the "Subordinated Indenture Trustee"), the form of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part; and (iii) the Trust Indenture Act. Certain capitalized terms used herein are defined in the Subordinated Indenture.

     The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debt Securities to be distributed to the holders of the Trust Securities.

     If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

     The Junior Subordinated Debt Securities will be issued as unsecured debt under the Subordinated Indenture. The Junior Subordinated Debt Securities will be limited in aggregate principal amount to approximately $103,092,800, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company to MCN Financing in exchange for the Common Securities.

     The Junior Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and
Additional Interest (as defined herein), if any, on November   , 2038.

     If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in MCN Financing, such Junior Subordinated Debt Securities will initially be issued in the form of one or more Global Securities (as defined under "Book-Entry and Settlement" below). As described herein, under certain limited circumstances, Junior Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debt Securities are issued in certificated form, such Junior Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debt Securities issued as a Global Security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debt Securities. In the event Junior Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debt Securities will be registrable and Junior Subordinated Debt Securities will be exchangeable for Junior Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Subordinated Indenture Trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

     The Company does not intend to issue and sell the Junior Subordinated Debt Securities to any purchasers other than MCN Financing.

     There are no provisions in the Subordinated Indenture that would afford the holders of the Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The Subordinated Indenture provides that the Junior Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company and pari passu with MCN trade creditors and other junior subordinated debentures issued by MCN. No payment of principal (including redemption and sinking fund payments), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of the Company is not paid when due, (ii) any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Junior Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debt Securities are paid in full.

     The term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred or created: (i) indebtedness of MCN for money borrowed by MCN (including purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than the Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by MCN; (ii) obligations with respect to letters of credit; (iii) indebtedness of MCN constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and (ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities. MCN issued the following debt securities that rank pari passu with the Junior Subordinated Debt Securities to the following entities on the dates indicated: (i) in November 1994, MCN issued approximately $101 million of Subordinated Deferrable Interest Debt Securities to MCN Michigan Limited Partnership, (ii) in July 1996, MCN issued approximately $82 million of Junior Subordinated Debentures due 2036 to MCN Financing I, (iii) in March 1997, MCN issued approximately $136 million of 7 1/4% Junior Subordinated Debentures due 2002 to MCN Financing III and (iv) in June 1997, MCN issued approximately $103 million of 6.85% Debentures to MCN Financing VI.

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 1998, Senior Indebtedness of MCN aggregated $1.825 billion.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Junior Subordinated Debt Securities, (i) in whole, at any time, or in part, from time to time, on or
after November   , 2003, or (ii) at any time, in whole but not in part, upon the occurrence of a Special Event as described under "Description of the Preferred Securities -- Special Event Redemption," upon not less than 30 nor more than 60 days notice, in either case at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Debt Securities in whole. See "Description of the Preferred Securities -- Mandatory Redemption of Trust Securities" and "-- Special Event Redemption."

INTEREST

     Each Junior Subordinated Debt Security shall bear interest at the rate of
     % per annum, from and including the original date of issuance, payable
quarterly in arrears on           ,           ,           and           of each
year (each an "Interest Payment Date"), commencing           , 1999 to the
person in whose name such Junior Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debt Securities shall cease to be held in book-entry only form, the Company shall have the right to select record dates, which shall be more than one Business Day but less than 60 Business Days prior to the Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as described in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the relevant Interest Payment Date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debt Securities, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters; provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities, at the end of which Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest (as defined herein)) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided further, that during any such Extension Period, (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iv) distributions of rights under any shareholders rights plan adopted by the Company), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company or its subsidiaries which rank pari passu with or junior to the Junior Subordinated Debt Securities and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending such Extension Period; provided, however, that such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarterly interest periods (including the quarterly interest period in which notice of such Extension Period (as described below) is given); provided further, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities would be payable, if not for such Extension Period, or (ii) the date the Regular Trustees are required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution would be payable, if not for such Extension Period, but in any event one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the holders of the Junior Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or
(ii) the date upon which the Company is required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time MCN Financing shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debt Securities such additional amounts as shall be required so that the net amounts received and retained by MCN Financing after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts MCN Financing would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

     If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities. See "Particular Terms of the Subordinated Debt Securities -- Events of Default and Notice Thereof" in the accompanying Prospectus for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."

     Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debt Securities held by MCN Financing or the Institutional Trustee of MCN Financing, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of MCN Financing, the Junior Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debt Securities represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debt Securities in definitive form and will not be considered the Holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture, and no Global Security representing Junior Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITARY

     If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in MCN Financing, DTC will act as securities depositary for the Junior Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of the Company, MCN Financing, the Subordinated Indenture Trustee, any paying agent and any other agent of the Company or the Subordinated Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Junior Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

CERTAIN FEES AND EXPENSES

     The Subordinated Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of MCN Financing, (iii) the retention of the MCN Financing Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

GOVERNING LAW

     The Subordinated Indenture and the Junior Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee has been qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Guarantee set forth in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantee." The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities (except to the extent paid by MCN Financing), as and when due, regardless of any defense, right of set-off or counterclaim which MCN Financing may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent MCN Financing has funds available therefor, (ii) the redemption price of $25 per Preferred Security, plus all accrued and unpaid distributions (the "Redemption Price"), to the extent MCN Financing has funds available therefor, with respect to any Preferred Securities called for redemption by MCN Financing, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of MCN Financing (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment or (b) the amount of assets of MCN Financing remaining for distribution to holders of the Preferred Securities in liquidation of MCN Financing. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing MCN Financing to pay such amounts to such holders.

     The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of the Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of MCN Financing, except to the extent MCN Financing shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debt Securities, MCN Financing will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Junior Subordinated Debt Securities." The Company has through the Guarantee, the Junior Subordinated Debt Securities, the Subordinated Indenture and the Declaration, taken together, fully, irrevocably and unconditionally guaranteed the obligations of the Company under the Preferred Securities.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) distributions of rights under any shareholders rights plan adopted by the Company), (b) the Company shall not make any payment of interest on, or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). The Guarantee, however, will except from the foregoing any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee Trustee's rights under the Guarantee, any holder of related Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against MCN Financing, the Guarantee Trustee or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against MCN Financing or any other person or entity.

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of MCN Financing. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including Senior Indebtedness, (ii) pari passu with the most senior preferred stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary of the Company and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
           THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of MCN Financing is to issue the Trust Securities evidencing undivided beneficial interests in the assets of MCN Financing, to invest the proceeds from such issuance and sale in the Junior Subordinated Debt Securities and to engage in other activities necessary or incidental thereto.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Subordinated Indenture, the Company shall pay, and MCN Financing shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of MCN Financing other than with respect to the Trust Securities; and (iv) the Declaration further provides that the MCN Financing Trustees shall not cause or permit MCN Financing to, among other things, engage in any activity that is not consistent with the purposes of MCN Financing.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Preferred Securities Guarantee" in the accompanying Prospectus. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by MCN Financing, it is expected that MCN Financing will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until MCN Financing has sufficient funds for the payment of such distributions.

     The Company has through the Guarantee, the Junior Subordinated Debt Securities, the Subordinated Indenture and the Declaration, taken together, fully, irrevocably and unconditionally guaranteed the obligations of the Company under the Preferred Securities.

     If the Company fails to make interest or other payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may also institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from MCN Financing. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the

Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against MCN Financing, the Guarantee Trustee, or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against MCN Financing or any other person or entity.

     The Company and MCN Financing believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Guarantee -- General."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relevant to the purchase, ownership and disposition of Preferred Securities by a beneficial owner acquiring Preferred Securities on their original issue at their original offering price who is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust, in each case holding Preferred Securities as a capital asset (for purposes of this summary, a "U.S. Holder"). The statements of law or legal conclusion set forth in this summary constitute the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company and MCN Financing.

     This summary does not address potential tax considerations applicable to a prospective purchaser that is not a U.S. Holder. Prospective investors in the Preferred Securities that are not U.S. Holders are urged to consult their tax advisors.

     This summary does not purport to address all potential tax consequences that may be applicable to a beneficial owner of a Preferred Security, and is not intended to be wholly applicable to all categories of U.S. Holders (including, for example, banks, insurance companies, tax-exempt organizations and dealers in securities or currencies), or to persons that will hold Preferred Securities as a part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes or whose functional currency is not the United States dollar. In addition, it does not include any description of any alternative minimum tax consequences or the laws of any state or local government that may be applicable to the Preferred Securities. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Treasury Regulations), Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of a Preferred Security. These authorities are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Preferred Securities may differ from the treatment described below.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF MCN FINANCING

     In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom LLP will render its opinion to the effect that, under current law and assuming full compliance with the terms of the Declaration (and certain other documents) and based on certain assumptions described in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes each U.S. Holder will be treated as owning an undivided beneficial interest in the Junior Subordinated Debt Securities and will take into account its pro rata share of the interest income accrued with respect to the Junior Subordinated Debt Securities whether or not actually distributed. Any amount included in a U.S. Holder's gross income will increase such U.S. Holder's tax basis in its Preferred Securities, and the amount of distributions to a U.S. Holder will reduce such U.S. Holder's tax basis in its Preferred Securities.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     The Company intends to take the position that the Junior Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debt Securities as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debt Securities. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under the terms of the Subordinated Indenture, the Company has the right to defer the payment of interest on the Junior Subordinated Debt Securities for up to 20 consecutive quarters (each, an "Extension Period"); provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. The existence of the Company's option to extend the interest payment period could cause the Junior Subordinated Debt Securities to be subject to the original issue discount ("OID") rules for United States federal income tax purposes. The Company, however, believes, and intends to take the position, that, as of the issue date, the terms and conditions of the Junior Subordinated Debt Securities (in particular the restrictions on the Company's ability to pay dividends during an Extension Period) make the likelihood that the Company would elect to defer the payment of interest a "remote" contingency for these purposes. As a result, the Junior Subordinated Debt Securities should not be subject to the OID rules unless the Company exercises its option to extend the interest payment period. Unless and until the Company exercises its option, a U.S. Holder generally should include stated interest in income as ordinary income when paid to the Trust or accrued, in accordance with such U.S. Holder's regular method of accounting.

     If the Company were to exercise its option to defer payments of interest, the Junior Subordinated Debt Securities would at that time be treated, solely for purposes of the OID rules, as reissued with OID. In such event, all of a U.S. Holder's taxable interest income with respect to the Junior Subordinated Debt Securities would thereafter be accounted for on an economic accrual basis regardless of such U.S. Holder's method of tax accounting. Consequently, each U.S. Holder (including those using the cash basis of accounting) would be required to include OID in its gross income daily even though the Company would not make actual cash payments during an Extension Period.

     The IRS could take the position that the likelihood the Company would exercise its right to defer payments of interest is not a "remote" contingency for purposes of the OID rules, in which case U.S. Holders would be required to accrue OID on the Junior Subordinated Debt Securities on an economic accrual basis under the OID rules described in the preceding paragraph.

     Corporate U.S. Holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES TO U.S. HOLDERS OF PREFERRED SECURITIES

     The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debt Securities to be distributed to the holders of the Trust Securities. Under current law, such distribution would be non-taxable to U.S. Holders. In such event, a U.S. Holder would have an aggregate tax basis in the Junior Subordinated Debt Securities received in the liquidation equal to the aggregate tax basis such U.S. Holder had in its Preferred Securities surrendered therefor, and the holding period of such Junior Subordinated Debt Securities would include the period during which such U.S. Holder had held the Preferred Securities. A U.S. Holder will continue to include interest (or OID) in respect of Junior Subordinated Debt Securities received from the Trust in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

     Gain or loss will be recognized by a U.S. Holder on a sale or redemption of the Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized by the U.S. Holder on the sale or redemption (except to the extent that such amount realized is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by a U.S. Holder on Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Under recently adopted amendments to the Internal Revenue Code, long term capital gains recognized by U.S. Holders that are individuals will generally be subject to a maximum tax rate of 20% if the U.S. Holder held the Preferred Securities for more than 12 months. Gains on Preferred Securities that have been held for 12 months or less will be subject to tax at ordinary income tax rates.

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. A U.S. Holder who disposes of Preferred Securities between record dates for payments of distributions will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. Similarly, should the Company exercise its option to defer interest payments on the Junior Subordinated Debt Securities, a holder would be required to include as ordinary income the accrued OID through the date of disposition and add such amount to its adjusted basis in the Preferred Securities disposed of. Such U.S. Holder generally will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest or OID) is less than the U.S. Holder's adjusted tax basis (which will include accrued but unpaid interest and OID, if any). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LAW CHANGES

     From time to time, the Clinton Administration has proposed certain tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years (earlier proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years) and if such debt instrument is not reflected as indebtedness on such issuer's consolidated balance sheet. As of the date hereof, no such proposal is pending. However, in the event similar tax law changes were proposed and enacted in the future and applied retroactively to the Junior Subordinated Debt Securities, such changes could give rise to a Tax Event, which would permit the Company to cause a redemption of the Junior Subordinated Debt Securities and of the related Trust Securities, as described more fully under "Description of the Preferred Securities -- Special Event Redemption."

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     In general, information reporting requirements on Form 1099 will apply to payments on the Preferred Securities to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% may apply to such payments if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA Plan"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the Preferred Securities of the Trust. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether the investment is appropriate for the ERISA Plan in view of its overall investment policy and diversification of its portfolio.

     Certain provisions of ERISA and the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (collectively, "Plans"), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. The U.S. Department of Labor has issued a final regulation (the "Regulation") with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets.

     Under such Regulation, for purposes of ERISA and Section 4975 of the Code, the assets of the Trust would be deemed to be "plan assets" of a Plan whose assets were used to purchase Preferred Securities of the Trust if the Preferred Securities of the Trust were considered to be equity interests in the Trust and no exception to plan asset status were applicable under the Regulation. An "equity interest" is defined under the Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Pursuant to an exception contained in the Regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Trust, less than 25% of the value of each class of equity interests in the Trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the Preferred Securities held by Benefit Plan Investors will be less than 25% of the total value of such Preferred Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception.

     If the assets of the Trust were determined under ERISA or the Code to be "plan assets" of Plans holding Preferred Securities, fiduciaries of such Plans might under certain circumstances be subject to liability for actions taken by the Trust. Moreover, fiduciaries with responsibilities to Plans (other than IRAs) might be deemed to have improperly delegated their fiduciary responsibilities to the Trustees of the Trust in violation of ERISA. If this were the case, an investment in Preferred Securities of the Trust by a Plan might constitute, or in the course of the operation of the Trust give rise to, a prohibited transaction under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to the Company would be considered to have occurred under ERISA and the Code.

     In addition, the Company might be considered to be a "party in interest" or "disqualified person" with respect to certain Plans for reasons unrelated to the operation of the Trust, e.g., because of the provision of services by the Company or an affiliate to the Plan. A purchase of Preferred Securities of the Trust by any such Plan would be likely to result in a prohibited transaction, as a prohibited extension of credit to the Company by the Plan, without regard to whether the assets of the Trust constitute plan assets of any Plan.

     Because of the possibility that a prohibited transaction could occur as a result of the purchase or holding of the Preferred Securities of the Trust by a Plan, the Preferred Securities of the Trust may not be purchased or held by any Plan or any person investing "plan assets" of any Plan, in either case, with respect to which the Company is a "party in interest" or "disqualified person," unless such purchase or holding is eligible for the exemptive relief available under Prohibited Transaction Class Exemption ("PTCE") 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), or PTCE 84-14 (for certain transactions determined by independent qualified asset managers), or pursuant to any other available applicable exemptive relief. Any purchaser of the Preferred Securities of the Trust or any interest therein, in either case, with respect to which the Company is a "party in interest" or "disqualified person," will be deemed to have represented to the Trust and the Company that either (a) it is not a Plan and is not purchasing such securities (or interest therein) on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the Preferred Securities of the Trust (or interest therein) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or pursuant to any other available applicable exemptive relief.

     An exception from the above rules may be available under the Regulation for investments by Plans in certain publicly-registered securities. In order to qualify for this exception, the securities in question must be: (i) freely transferable; (ii) owned by at least 100 investors independent of the issuer and of one another; and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act, or (b) sold as part of a public offering pursuant to an effective registration statement under the Securities Act and registered under the Securities Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the issuer's fiscal year during which the offering occurred.

     It is currently anticipated that the Preferred Securities will be "freely transferable" for purposes of the above-referred exception, and will be owned by at least 100 investors independent of the issuer and of one another. Finally, no Preferred Securities will be sold except pursuant to an effective registration statement under the Securities Act, and it is intended that the required filings under the Securities Exchange Act will be made for purposes of the above-referred exception. Therefore, the Trust should qualify for the exception, so that the Trust assets should not be "plan assets" of any Plan, and the Trust's underlying assets should not be treated as "plan assets" of Plan investors for purposes of determining whether any prohibited transaction has occurred.

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of Preferred Securities of the Trust with Plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of Preferred Securities of the Trust and the availability of exemptive relief under the class exemptions listed above. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. The issues raised in Harris Trust have also been the subject of legislative action, and have been addressed in proposed regulations issued by the U.S. Department of Labor in December 1997.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement
dated November   , 1998 (the "Underwriting Agreement"), each Underwriter named below (the "Underwriters"), for whom Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc. and Roney Capital Markets, a division of First Chicago Capital Markets, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from MCN Financing, and MCN Financing has agreed to sell to such Underwriter, the number of Preferred Securities set forth opposite the name of such Underwriter below.

                                                              NUMBER OF
                                                              PREFERRED
                        UNDERWRITERS                          SECURITIES
                        ------------                          ----------
Salomon Smith Barney Inc. ..................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Robert W. Baird & Co. Incorporated..........................
Ladenburg Thalmann & Co. Inc. ..............................
Roney Capital Markets, a division of First Chicago Capital
  Markets, Inc. ............................................

                                                              ---------
     Total..................................................  4,000,000
                                                              =========

     The Underwriters are obligated to take and pay for the total number of Preferred Securities offered hereby if any such Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Underwriting Agreement provides that MCN Financing and the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

     MCN Financing and the Company have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is 30 days after the closing date for the purchase of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities (including any backup undertakings of such preferred stock or other securities) of the Company or of MCN Financing, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either MCN Financing or the Company, except preferred securities offered pursuant to the accompanying Prospectus, without the prior written consent of Salomon Smith Barney Inc.

     In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Junior Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company
will pay as compensation to the Underwriters $     per Preferred Security for
the accounts of the several Underwriters ($          in the aggregate);
provided, that such compensation will be $       per Preferred Security for
sales to certain institutions. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

     The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price
less a concession of $     per Preferred Security. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per Preferred
Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives of the Underwriters.

     The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities.

     In order to facilitate the offering of the Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Preferred Securities for their own account. In addition, to cover overallotments or to stabilize the price of the Preferred Securities, the Underwriters may bid for, and purchase, the Preferred Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Preferred Securities in the offering, if the syndicate repurchases previously distributed Preferred Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriters are not required to engage in those activities, and if commenced, may end any of these activities at any time.

     Certain of the Underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Junior Subordinated Debt Securities, the Guarantee and certain matters relating thereto will be passed upon for the Company by Daniel
L. Schiffer, Esq., Senior Vice President, General Counsel and Secretary of MCN. Certain matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, which has also acted as special tax counsel for the Company in connection with this offering. Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Mr. Schiffer is a full-time employee and officer of the Company and owned 36,980 shares of MCN's Common Stock as of June 30, 1998. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to the Company.

PROSPECTUS
                                  $935,908,125

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                  COMMON STOCK
                             COMMON STOCK WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                           -------------------------
                                MCN FINANCING II
                                MCN FINANCING IV
                              PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             MCN ENERGY GROUP INC.
                           -------------------------
       MCN Energy Group Inc., a Michigan Corporation ("MCN" or the "Company"), may offer, from time to time, (i) unsecured senior debt securities (the "Senior Debt Securities") consisting of debentures, notes or other unsecured evidences of indebtedness, (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities") consisting of debentures, notes and other unsecured evidence of indebtedness (item (i) and/or (ii) above being referred to herein as the "Debt Securities"), (iii) common stock, $.01 par value ("MCN Common Stock"),
(iv) warrants to purchase shares of MCN Common Stock ("Common Stock Warrants"),
(v) stock purchase contracts ("Stock Purchase Contracts") to purchase MCN Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the MCN Common Stock under the Stock Purchase Contracts, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale.

     MCN Financing II and MCN Financing IV (each, an "MCN Trust" and collectively, the "MCN Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of the respective MCN Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the MCN Trusts out of moneys held by each of the MCN Trusts, and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by MCN to the extent described herein (each a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees" below. MCN's obligations under the Preferred Securities Guarantees are subordinate and junior in right of payment to all other liabilities of MCN and rank pari passu with the most senior preferred stock, if any, issued from time to time by MCN. Subordinated Debt Securities may be issued directly or issued and sold from time to time in one or more series to an MCN Trust, or a trustee of such MCN Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such MCN Trust. The Subordinated Debt Securities purchased by an MCN Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such MCN Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

     Specific terms of the particular Subordinated Debt Securities, the Preferred Securities and the related Preferred Securities Guarantees, together with the Stock Purchase Contracts, the Stock Purchase Units, the MCN Common Stock, the Common Stock Warrants and the Senior Debt Securities, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the
                                                   (continued on following page)
                           -------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is March 18, 1998.

(continued from previous page)

terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denominations, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, the right of the Company, if any, to defer payment of interest on the Subordinated Debt Securities and the maximum length of such deferral period, put options, if any, initial offering or purchase price, ranking as senior or subordinated debt, any listing on a securities exchange and other specific terms of the offering, (ii) in the case of MCN Common Stock, the designation, number of shares, public offering price and other specific terms of the offering, (iii) in the case of Common Stock Warrants, the offering price, the aggregate number of shares of MCN Common Stock purchasable upon exercise of such Common Stock Warrants, and the price at which such number of shares of MCN Common Stock may be purchased upon such exercise, the date on which the right to exercise such Common Stock Warrants shall commence and the expiration date of such right, whether the Common Stock Warrants will be issued in registered or bearer form and other specific terms of the offering, (iv) in the case of Preferred Securities, the specific title, aggregate amount, number of securities, stated liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities of a specific series and the terms upon which the proceeds of the sale of the Preferred Securities will be used to purchase a specific series of Subordinated Debt Securities of MCN, (v) in the case of Stock Purchase Contracts, the number of shares of MCN Common Stock issuable thereunder, the purchase price of the MCN Common Stock, the date or dates on which the MCN Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or visa versa, and the terms of the offering and sale thereof, and (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the MCN Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of the offering, provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $935,908,125. If so specified in the applicable Prospectus Supplement, the Offered Securities offered thereby may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     MCN Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "MCN". See "Description of MCN Capital Stock -- Price Range of MCN Common Stock and Common Stock Dividends". The Prospectus Supplement will state whether any Offered Securities offered thereby will be listed on any national securities exchange. If such Offered Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Offered Securities.

     MCN and/or each of the MCN Trusts may sell the Offered Securities to or through underwriters, directly to purchasers, through agents or dealers or through a combination of such methods. See "Plan of Distribution." If any agents of MCN and/or any MCN Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable fees, commissions and discounts will be set forth in the related Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MCN OR THE MCN TRUSTS OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AND/OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     MCN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning MCN can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, on which MCN Common Stock is traded, at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by MCN Energy Group Inc. and the MCN Trusts with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to MCN, the MCN Trusts, and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of any of the MCN Trusts have been included herein. MCN does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the MCN Trusts will be owned, directly or indirectly, by MCN, a reporting company under the Exchange Act, (ii) each of the MCN Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such MCN Trust and investing the proceeds thereof in Subordinated Debt Securities issued by MCN, and (iii) MCN's obligations described herein and in any accompanying prospectus supplement under the Declarations of each Trust, the Guarantee issued with respect to Preferred Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Trust Securities. See "Particular Terms of the Subordinated Debt Securities" and "Description of the Preferred Securities Guarantees."

     The MCN Trusts are not currently subject to the information reporting requirements of the 1934 Act. The MCN Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by MCN (File No. 1-10070) with the SEC pursuant to the 1934 Act are incorporated by reference herein and made a part hereof:

     1. Annual Report on Form 10-K for the year ended December 31, 1997.

     2. The description of the MCN Common Stock as contained in its Form 8-B dated September 29, 1988.

     3. The description of MCN's Preferred Share Purchase Rights contained in its Form 8-A dated December 28, 1989 and July 23, 1997.

     All documents filed by MCN pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     MCN undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Investor Relations, MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates; (vi) the timing and extent of changes in commodity prices for natural gas, electricity and crude oil; (vii) the nature, availability and projected profitability of potential projects and other investments available to the Company; (viii) conditions of capital markets and equity markets; (ix) changes in the economic and political climate and currencies of foreign countries where the Company has invested or may invest in the future and (x) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. See "Incorporation of Certain Documents by Reference" above.

                             MCN ENERGY GROUP INC.

     MCN is a diversified energy holding company with natural gas markets and investments throughout North America. MCN operates through two major business groups, Diversified Energy and Gas Distribution. MCN, organized in 1988, is exempt from most provisions of the Public Utility Holding Company Act of 1935, as amended.

     DIVERSIFIED ENERGY, operating through MCN Investment Corporation ("MCNIC"), is involved in the following businesses: Exploration & Production with proved gas and oil reserves in the Midwest/Appalachia, Midcontinent/Gulf Coast and Western regions of the United States; Pipelines & Processing with gathering, processing and transmission facilities near areas of rapid reserve development and growing consumer markets; Energy Marketing and Power Generation with gas and electric markets and investments in electric generation and distribution facilities; and Gas Storage with investments in storage facilities.

     GAS DISTRIBUTION consists principally of Michigan Consolidated Gas Company ("MichCon"), a Michigan corporation organized in 1898 that, with its predecessors has been in business for nearly 150 years. MichCon is a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. MichCon is subject to the accounting requirements and rate regulation of the Michigan Public Service Commission with respect to the distribution and transportation of natural gas.

     The mailing address of MCN's principal executive office is 500 Griswold Street, Detroit, Michigan 48226 and its telephone number is (313) 256-5500.

                                 THE MCN TRUSTS

     Each of MCN Financing II and MCN Financing IV is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor") and the MCN Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 6, 1996, in the case of MCN Financing II and February 3, 1997, in the case of MCN Financing IV. Each MCN Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each MCN Trust. Each MCN Trust has a term of approximately 45 years, other than MCN Financing II, which has a term of approximately 25 years, but may earlier terminate as provided in the Declaration. Each MCN Trust's business and affairs will be conducted by the trustees (the "MCN Trustees") appointed by the Company, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the MCN Trustees of an MCN Trust. The duties and obligations of the MCN Trustees shall be governed by the Declaration of such MCN Trust. A majority of the MCN Trustees (the "Regular Trustees") of each MCN Trust will be persons who are employees or officers of or affiliated with the Company. In certain limited circumstances set forth in a Prospectus Supplement, the holders of a majority of the Preferred Securities will be entitled to appoint one additional Regular Trustee, who need not be an employee or officer of or otherwise affiliated with the Company. One MCN Trustee of each MCN Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee" or the "Institutional Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one MCN Trustee of each MCN Trust will have its principal place of business or reside in the

State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the MCN Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each MCN Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each MCN Trust shall be c/o MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226; telephone 1-313-256-5500.

                                USE OF PROCEEDS

     Each MCN Trust will use the proceeds received from the sale of its Preferred Securities to purchase Subordinated Debt Securities from MCN. Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, MCN intends to add the net proceeds from the sale of Offered Securities to its general funds, to be used for general corporate purposes, which may include capital expenditures, investment in subsidiaries, working capital, repayment of debt and other business opportunities.

          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for MCN on a historical basis for the periods indicated.

                                          YEAR ENDED DECEMBER 31,
                                      --------------------------------
                                      1997   1996   1995   1994   1993
                                      ----   ----   ----   ----   ----
MCN(1)(2)(3)......................... 2.18   2.28   2.55   2.70   3.15

-------------------------
(1) MCN has authority to issue up to 25,000,000 shares of preferred stock, no par value, however, there are currently no shares outstanding and MCN currently does not have a preferred stock dividend obligation. Therefore, the Ratio of Combined Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(2) The Ratio of Earnings to Fixed Charges is based on earnings from operations. "Earnings" consist of the pre-tax income of majority-owned and 50%-owned companies adjusted to include any income actually received from less than 50%-owned companies, plus fixed charges, less interest capitalized during the period for nonutility companies and less the preferred stock dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income. "Fixed Charges" represent (a) interest (whether expensed or capitalized), (b) amortization of debt discount, premium and expense, (c) as estimate of interest implicit in rentals, and
    (d) in the case of MCN, the preferred securities dividend requirements of subsidiaries (MichCon, MCN Michigan Limited Partnership, MCN Financing I, MCN Financing III, MCN Financing V and MCN Financing VI), increased to reflect the pre-tax earnings requirement for MichCon.

(3) In June 1996, MCN completed the sale of its computer operations subsidiary, Genix. For purposes of calculating the Ratio of Earnings to Fixed Charges, Genix has been classified as a discontinued operation and is therefore excluded from the ratio for all periods presented.

                            INTEREST COVERAGE RATIO

     The following table sets forth the interest coverage ratio for MCN on a historical basis for the periods indicated. This ratio differs from the SEC prescribed "Ratio of Earnings to Fixed Charges" in its treatment of certain hybrid securities of MCN.

                                           YEAR ENDED DECEMBER 31,
                                       --------------------------------
                                       1997   1996   1995   1994   1993
                                       ----   ----   ----   ----   ----
MCN(1)...............................  2.94   2.70   3.02   3.40   3.25

-------------------------
(1) The interest coverage ratio is the quotient of MCN's Income From Continuing Operations Before Income Taxes, as adjusted and defined below, divided by Interest Rate Charges as defined below.

Income From Continuing Operations Before Income Taxes as reported on MCN's Consolidated Statement of Income has been adjusted to add the following: (1) Interest Rate Charges as defined below, (2) dividends on the $100,000,000 of 9 3/8% redeemable preferred securities of MCN Michigan Limited Partnership, (3) dividends on the $132,250,000 of 8% FELINE PRIDES of MCN Financing III, (4) interest on the $130,000,000 of 6.82% Series Medium-Term Notes issued in conjunction with the $135,000,000 of 8 3/4% Preferred Redeemable Increased Dividend Equity Securities of MCN, (5) dividends on the $80,000,000 of 8 5/8% Trust Originated Preferred Securities of MCN Financing I and (6) interest related to nonrecourse debt of MCN. In addition, capitalized interest, pension cost and postretirement benefit costs have been subtracted from the determination of Income From Continuing Operations Before Income Taxes.

The computation of Interest Rate Charges includes total interest expense as reported on MCN's Consolidated Statement of Income adjusted to add: (1) capitalized interest expense, (2) dividends on the $100,000,000 of Single Point Remarketed Reset Capital Securities of MCN Financing VI, (3) dividends on the $100,000,000 of Private Institutional Trust Securities of MCN Financing V and
(4) interest expense implicit in rentals. In addition, interest expense reported on MCN's Consolidated Statement of Income has been adjusted to exclude: (1) interest on the $130,000,000 of 6.82% Series Medium-Term Notes issued in conjunction with the $135,000,000 of 8 3/4% Preferred Redeemable Increased Dividend Equity Securities of MCN and (2) interest expense related to nonrecourse debt of MCN.

                       DESCRIPTION OF MCN DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued, from time to time, in one or more series and will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities will be issued under an Indenture dated as of September 1, 1994, as supplemented by the First Supplemental Indenture, dated June 4, 1997, the Second Supplemental Indenture dated June 6, 1997, and the Third Supplemental Indenture dated June 6, 1997 (the "Senior Debt Securities Indenture"), between the Company and NBD Bank Michigan ("NBD"), as trustee (the "Senior Debt Securities Trustee"). NBD is a wholly-owned subsidiary of First Chicago NBD Corporation. The Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1994, as supplemented by the First Supplemental Indenture dated April 17, 1996, the Second Supplemental Indenture dated July 24, 1996, and the Third Supplemental Indenture dated March 19, 1997 (the "Subordinated Debt Securities Indenture"), between the Company and NBD as trustee (the "Subordinated Debt Securities Trustee").

     The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein as the "Trustee."

     The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Indentures.

GENERAL

     The Debt Securities will be unsecured obligations of the Company.

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder, from time to time, in one or more series.

     Reference is made to the Prospectus Supplement relating to the Debt Securities being offered (the "Offered Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; (8) the right of the Company, if any, to defer payment of interest on the Subordinated Debt Securities and the maximum length of any such deferral period; (9) the right of Holders, if any, to put the Subordinated Debt Securities to the Company; and (10) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the appropriate Indenture). For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed or wire transferred to the address of the person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     For purposes of the descriptions of both the Senior Debt Securities and the Subordinated Debt Securities, certain defined terms have the following meanings:

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses
(i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Significant Subsidiary" means a Subsidiary or Subsidiaries of the Company possessing assets (including the assets of its own Subsidiaries but without regard to the Company or any other Subsidiary) having a book value, in the aggregate, equal to not less than 10% of the book value of the aggregate assets of the Company and its Subsidiaries calculated on a consolidated basis.

     "Capitalized Lease Obligations" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

     The Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

BOOK-ENTRY DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any series of Debt Securities, means a Debt Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

THE TRUSTEE

     NBD is the Trustee under the Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture. NBD has extended lines of credit to various subsidiaries of MCN. MCN and various of its subsidiaries maintain bank accounts and have other customary banking relationships with NBD in the ordinary course of business. In addition, various MCN subsidiaries borrow money from NBD. Mr. Thomas H. Jeffs II, President and Chief Operating Officer of NBD, serves as a Director of MCN. Mr. Alfred R. Glancy III, Chairman, President and Chief Executive Officer of MCN, serves as a Director of NBD.

                 PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

     The following description of the Senior Debt Securities sets forth certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Debt Securities so offered will be described in the Prospectus Supplement relating to such Senior Debt Securities.

RESTRICTIONS

     The Senior Debt Securities Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Senior Debt Securities Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Debt Securities Indenture, executed and delivered to the Trustee in form satisfactory to the Trustee; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; and (3) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Senior Debt Securities Indenture.

     The Senior Debt Securities Indenture also provides that the Company will not, nor will it permit any Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company or any of its Subsidiaries, except: (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries; (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure project financing for such Subsidiary; (vi) Liens arising in connection with first mortgage bonds issued by any Significant Subsidiary pursuant to any first mortgage indenture in effect as of the date of the Senior Debt Securities Indenture, as such indenture may be supplemented from time to time;

(vii) purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with the Company's business practices) to secure (A) the purchase price of such property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; (viii) Liens existing on the date Senior Debt Securities are first issued; and (ix) Liens for no more than 90 days arising from a transaction involving accounts receivable of the Company (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of the Company's business.

     The Senior Debt Securities Indenture provides that the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any lender or investor (other than the Company or a Subsidiary), or to which such lender or investor (other than the Company or a Subsidiary) is a party, providing for the leasing by the Company or such Subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by the Company or such Subsidiary for more than six months and which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either (a) the Company or such Subsidiary could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the Value of such transaction without equally and ratably securing the Senior Debt Securities or (b) the Company, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or
(ii) the fair market value of the real property so leased to the retirement of Senior Debt Securities and other obligations of the Company ranking on a parity with the Senior Debt Securities.

RANKING OF SENIOR DEBT SECURITIES

     The Senior Debt Securities will rank pari passu in right of payment with all other unsecured indebtedness of the Company, except that the Senior Debt Securities will be senior in right of payment to any subordinated indebtedness which, by its terms, is subordinate to the Senior Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default under the Senior Debt Securities Indenture with respect to Senior Debt Securities of any series: (1) failure to pay interest on any Senior Debt Security of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Debt Security of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Debt Securities Indenture (other than a covenant, agreement or warranty included in the Senior Debt Securities Indenture solely for the benefit of Senior Debt Securities other than that series), continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of more than 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (5) certain events of bankruptcy, insolvency or reorganization relating to the Company; and
(6) any other Event of Default with respect to Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto or Supplemental Indenture under which such series of Senior Debt Securities is issued.

     The Senior Debt Securities Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

     If an Event of Default with respect to Senior Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Senior Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series.

     Any such declaration with respect to Senior Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of or interest on the Senior Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Debt Securities, upon the conditions provided in the Senior Debt Securities Indenture.

     The Senior Debt Securities Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF SENIOR DEBT SECURITIES INDENTURE; WAIVER

     The Senior Debt Securities Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Debt Securities Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, under the Senior Debt Securities Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Debt Securities of any series, other modification in the terms of payment of the principal of, or interest on, any Senior Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Debt Security of any series affected thereby without the Holder's consent. The Senior Debt Securities Indenture does not limit the aggregate amount of Senior Debt Securities of the Company which may be issued thereunder.

     The Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Debt Securities

Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any past Event of Default or Default under the Senior Debt Securities Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Debt Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

DEFEASANCE

     The Company may terminate its substantive obligations in respect of Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series,
(ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Debt Securities Indenture.

              PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

     The following description of the Subordinated Debt Securities sets forth the general terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply will be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

     For purposes of the description of the Subordinated Debt Securities, certain defined terms have the following meanings:

          "Senior Indebtedness" means the principal of, premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Debt Securities Indenture or thereafter incurred or created: (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than the Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and (ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.

          "Project Finance Indebtedness" means Indebtedness of a Subsidiary (other than a Utility and other than the Company) secured by a Lien on any property, acquired, constructed or improved by such Subsidiary after the date of execution of the Subordinated Debt Securities Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such Indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder's behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of, or the dividends received from, the Subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all Indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the execution of the Subordinated Debt Securities Indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the execution of the Subordinated Debt Securities Indenture.

RESTRICTIONS

     The Subordinated Debt Securities Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by indentures supplemental to the Subordinated Debt Securities Indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all the obligations of the Company under the Subordinated Debt Securities and the Subordinated Debt Securities Indenture; (2) immediately before and after giving effect to such transaction or series of related transactions or series of transactions, no Event of Default, and no Default, with respect to the Subordinated Debt Securities shall have occurred and be continuing; and (3) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or sale, assignment, transfer or lease and such supplemental indentures comply with the Subordinated Debt Securities Indenture.

     The Subordinated Debt Securities Indenture also provides that the Company will not, nor will it permit any Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company or any of its Subsidiaries, except: (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries; (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure project financing for such Subsidiary; (vi) Liens arising in connection with first mortgage bonds issued by any Significant Subsidiary pursuant to any first mortgage indenture in effect as of the date of the Subordinated Debt Securities Indenture, as such indenture may be supplemented from time to time; (vii) purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with the Company's business practices) to secure (A) the purchase price of such property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; (viii) Liens existing on the date Subordinated Debt Securities are first issued; and (ix) Liens for no more than 90 days arising from a transaction involving accounts receivable of the Company (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of the Company's business.

     The Subordinated Debt Securities Indenture provides that the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any lender or investor (other than the Company or a Subsidiary), or to which such lender or investor (other than the Company or a Subsidiary) is a party, providing for the leasing by the Company or such Subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by the Company or such Subsidiary for more than six months and which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either (a) the Company or such Subsidiary could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the Value of such transaction without equally and ratably securing the Subordinated Debt Securities or (b) the Company, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of
(i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair market value of the real property so leased to the retirement of Subordinated Debt Securities and other obligations of the Company ranking senior to or on a parity with the Subordinated Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default under the Subordinated Debt Securities Indenture with respect to the Subordinated Debt Securities of any series: (1) failure to pay interest on any Subordinated Debt Securities of that series when due, continued for 30 days; however, if the Company is permitted by the terms of the Subordinated Debt Securities of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Subordinated Debt Securities; (2) failure to pay the principal of (or premium, if any, on) any Subordinated Debt Securities of that series when due and payable at Maturity, upon redemption or otherwise; however, if the Company is permitted by the terms of the Subordinated Debt Securities, of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Subordinated Debt Securities; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Subordinated Debt Securities of that series or in the Subordinated Debt Securities Indenture (other than a covenant, agreement or warranty included in the Subordinated Debt Securities Indenture solely for the benefit of Subordinated Debt Securities of a series other than that series), continued for a period of 60 days after notice has been given to the Company by the applicable Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company, (but excluding Project Finance Indebtedness and certain other gas and oil reserve-based financing with limited recourse to MCN as described below), having an aggregate principal amount of more than 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series; (5) certain events of bankruptcy, insolvency or reorganization relating to the Company; and
(6) any other Event of Default with respect to Subordinated Debt Securities of that series specified in the Prospectus Supplement relating thereto; as noted in
(4) above, it will not be an Event of Default under the Subordinated Debt Securities Indenture if a default occurs in certain gas and oil reserve-based financing of MCNIC Oil & Gas Company (formerly known as Supply Development Group Inc., a Subsidiary of the Company) or its Subsidiaries if the obligations of MCN and its Subsidiaries with respect to such Indebtedness (other than Supply Development Group, Inc. and its Subsidiaries) are limited to (i) payments with respect to Section 29 tax credits, (ii) payments with respect to certain material contracts of the borrower (generally limited to gas and oil supply contracts and gas and oil hedging contracts) and (iii) certain environmental obligations of the borrowers. As of December 31, 1997, $100,000,000 of such gas and oil reserve-based Indebtedness was outstanding. From time to time, MCN or its Subsidiaries may establish additional similar reserve-based credit facilities with respect to which a default would not result in an Event of Default under the Subordinated Debt Securities Indenture.

     The Subordinated Debt Securities Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Subordinated Debt Securities of any series, give the Holders of Subordinated Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Subordinated Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Subordinated Debt Securities of that series.

     If an Event of Default with respect to Subordinated Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Subordinated Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Subordinated Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Subordinated Debt Securities of that series shall become immediately due and payable.

     In addition, in the case of a Junior Subordinated Debenture issued to an MCN Trust, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal, then a holder of Preferred Securities of such MCN Trust may directly institute a proceeding against the Company for payment.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Subordinated Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Subordinated Debt Security of that series.

     Any such declaration with respect to Subordinated Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of or interest on the Subordinated Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Subordinated Debt Securities of that series, upon the conditions provided in the Subordinated Debt Securities Indenture.

     The Subordinated Debt Securities Indenture provides that the Company shall periodically file statements with the Trustees regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Subordinated Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF SUBORDINATED DEBT SECURITIES INDENTURE; WAIVER

     The Subordinated Debt Securities Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Subordinated Debt Securities Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Subordinated Debt Securities of any series. In addition, under the Subordinated Debt Securities Indenture, certain rights and obligations of the Company and the rights of Holders of the Subordinated Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of each series affected thereby; but no extension of the maturity of any Subordinated Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Subordinated Debt Securities of any series, other modification in the terms of payment of the principal of, or interest on, any Subordinated Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Subordinated Debt Security of any series affected thereby without the Holder's consent. The Subordinated Debt Securities Indenture does not limit the aggregate amount of Subordinated Debt Securities of the Company which may be issued thereunder.

     The Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of any series may on behalf of the Holders of all Subordinated Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Subordinated Debt Securities Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of any series may on behalf of the Holders of all Subordinated Debt Securities of that series waive any past Event of Default or Default under the Subordinated Debt Securities Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Subordinated Debt Security of that series or in respect of a provision which under the Subordinated Debt Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Debt Security of that series affected.

DEFEASANCE

     The Company may terminate its substantive obligations in respect of Subordinated Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Subordinated Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Subordinated Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Subordinated Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Subordinated Debt Securities Indenture.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and pari passu with MCN trade creditors. No payment on account of principal of, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of any sinking fund for, the Subordinated Debt Securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the Holders of such Senior Indebtedness. In addition, the Subordinated Debt Securities Indenture provides that if a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute such an event of default, then unless and until such event shall have been cured or waived or shall have ceased to exist, no payment on account of principal, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of a sinking fund for, the Subordinated Debt Securities may be made. The Company shall give prompt written notice to the Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Subordinated Debt Securities Indenture provisions described in this paragraph, however, do not prevent the Company from making a sinking fund payment with Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debt Securities are entitled to any payments whatsoever. As a result of these subordinated provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than senior creditors of the Company.

                        DESCRIPTION OF MCN CAPITAL STOCK

     The following is a brief description of certain provisions relating to MCN capital stock:

     MCN has authority to issue up to 125,000,000 shares of capital stock, which are divided into two classes as follows: 25,000,000 shares of MCN Preferred Stock, no par value ("MCN Preferred Stock"), and 100,000,000 shares of MCN Common Stock, par value $.01 per share. On December 31, 1997, there were no shares of MCN Preferred Stock outstanding and 78,231,889 shares of MCN Common Stock outstanding.

MCN COMMON STOCK

     Voting Rights: The holders of MCN Common Stock are entitled to one vote for each share on all matters voted upon by MCN's shareholders and, subject to any voting rights of outstanding MCN Preferred Stock, the holders of such shares possess all voting power.

     Any action required or permitted to be taken by any shareholder of MCN must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. Except as otherwise permitted by law, special shareholder meetings of MCN may be called only pursuant to a resolution approved by the Board.

     The holders of MCN Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares of MCN Common Stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors would not be able to elect any person or persons to the Board at that meeting.

     Dividend Rights: The holders of MCN Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds legally available therefor subject to: (1) preferential dividend rights, if any, of any series of MCN Preferred Stock then outstanding; and (2) applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for MCN Preferred Stock.

     Liquidation Rights: In the event of liquidation, the holders of MCN Common Stock will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any holders of MCN Preferred Stock.

     No Preemptive Rights: No holder of MCN Common Stock has any right to subscribe to any additional securities which may be issued by MCN.

     Redemption and Conversion Provisions: MCN Common Stock does not have any redemption provisions or conversion rights.

     Preferred Share Purchase Rights: MCN Common Stock currently trades with Preferred Share Purchase Rights (the "Rights"). The Rights which cannot be traded separately from MCN Common Stock, are intended to protect shareholders in the event of an unsolicited attempt to acquire MCN and become exercisable upon the occurrence of certain triggering events. Triggering events include acquisition by a person or group of beneficial ownership of 20% or more of MCN Common Stock. The Rights could also have the effect of delaying, deferring or preventing a takeover or change in control of MCN that has not been approved by the Board of Directors.

     Transfer Agent: The transfer agent and registrar for MCN Common Stock is First Chicago Trust Company of New York, 525 Washington Boulevard, Jersey City, New Jersey 07310.

PRICE RANGE OF MCN COMMON STOCK AND COMMON STOCK DIVIDENDS

     MCN Common Stock began trading on the NYSE on January 4, 1989, following the effective date of the restructuring of MichCon and subsequent formation of MCN as its holding company. The high and low sales prices of the MCN Common Stock, as reported on the NYSE Composite Tape, and the dividends declared on the MCN Common Stock, have been as follows:

                                                                                                      CASH DIVIDENDS
                                                                   HIGH                LOW            PAID PER SHARE
                                                                   ----                ---            --------------
1996
  First Quarter.............................................   25 1/2               21 5/8                .2325
  Second Quarter............................................   25 5/8               22 3/4                .2325
  Third Quarter.............................................   27 5/8               22 3/4                .2325
  Fourth Quarter............................................   30 1/2               26 5/8                .2425
1997
  First Quarter.............................................   32 5/8               28 1/8                .2425
  Second Quarter............................................   30 13/16             27 3/8                .2425
  Third Quarter.............................................   33                   30 3/8                .2425
  Fourth Quarter............................................   40 1/2               32                    .2550
1998
  First Quarter (through February 25, 1998).................   39 7/8               36 1/2                .2550

     The closing price of MCN Common Stock on December 31, 1997 was $40.375 per share. The book value of the MCN Common Stock on December 31, 1997 was $14.74 per share.

     The timing and amount of future cash dividends will depend on the financial condition of MCN, the income from its subsidiaries, internal cash requirements and other factors deemed relevant by MCN's Board of Directors.

     MCN sponsors a direct stock purchase and dividend reinvestment plan under which investors may purchase a limited amount of MCN Common Stock without paying brokerage fees and other expenses. Under this plan, the MCN Common Stock may be purchased in the open market at prevailing prices or purchased from MCN at the average of the high and low sales prices on the NYSE for the trading day immediately preceding the purchase.

MCN PREFERRED STOCK

     The Board of Directors of MCN is authorized, without further action by the shareholders of MCN, to issue up to 25,000,000 shares of MCN Preferred Stock, without par value, in one or more series, from time to time, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as may be provided in a resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation; (ii) the dividend rate and whether the dividends are to be cumulative; (iii) whether shares are to be redeemable and, if so, the terms and provisions applying; (iv) whether the shares are subject to a purchase, retirement or sinking fund and, if so, the terms and provisions applying; (v) whether shares shall be convertible and, if so, the terms and provisions applying; (vi) what voting rights are to apply, if any, not to exceed one vote per share; (vii) the rights to which the holders of shares are entitled upon voluntary or involuntary liquidation or dissolution; and (viii) what restrictions are to apply, if any, on the issue or reissue of any additional MCN Preferred Stock. If MCN Preferred Stock of a class were to be issued, it would be preferred to the MCN Common Stock with respect to dividends and other matters and might have the effect of making more difficult any change in control of MCN.

     Management cannot currently foresee whether or when MCN might issue any shares of MCN Preferred Stock.

OTHER PROVISIONS

     The Articles of Incorporation of MCN provide for a classified Board of Directors; the removal of directors by a two-thirds vote of shareholders (but only for cause) or by vote of two-thirds of the other directors (with or without cause); procedures for nomination by shareholders of candidates for election as a director; director consideration of other constituencies when evaluating a business combination; the prohibition of shareholder action by written consent; supermajority (two-thirds) shareholder vote to amend or repeal the foregoing provisions; and limitations on the personal liability of directors. These provisions are generally intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and ensure the careful consideration of proposed business combinations and any appropriate alternatives for MCN's stockholders. Such provisions may have the effect of making more difficult or discouraging a proxy contest, or delaying, deferring or preventing a future takeover or change in control of MCN.

               DESCRIPTION OF THE MCN TRUST PREFERRED SECURITIES

     Each MCN Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each MCN Trust authorizes the Regular Trustees of such MCN Trust to issue on behalf of such MCN Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, Wilmington Trust Company, an independent trustee, will act as indenture trustee for the Preferred Securities, to be issued by each MCN Trust, for the purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act, and which will mirror the terms of the Subordinated Debt Securities held by the MCN Trust and as described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of the Company for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such MCN Trust; (iii) the annual distribution rate or rates (or method of determining such rate or rates) for Preferred Securities issued by such MCN Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a periodic basis to holders of such Preferred Securities as of a record date in each period during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such MCN Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such MCN Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such MCN Trust to the holders of Preferred Securities of such MCN Trust upon voluntary or involuntary dissolution, winding-up or termination of such MCN Trust; (vi) the obligation or option, if any, of such MCN Trust to purchase or redeem Preferred Securities issued by such MCN Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such MCN Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option (with such redemption price to be determined through negotiations among the Company and the Underwriters based on, among other factors, redemption prices of securities similar to the Preferred Securities and market conditions generally); (vii) the voting rights, if any, of Preferred Securities issued by such MCN Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more MCN Trusts, or of both, as a condition to specified action or amendments to the Declaration of such MCN Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such MCN Trust not inconsistent with the Declaration of such MCN Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Preferred Securities Guarantees." The Preferred Securities Guarantee of MCN, when taken together with MCN's obligations under the Subordinated Debt Securities and the relevant Supplemental Indenture, and its obligations under each Declaration, including obligations to pay costs, expenses, debts and liabilities of the MCN Trust (other than with respect to the Trust Securities), would provide a full and unconditional guarantee of amounts due on Preferred Securities issued by each of MCN Financing II and MCN Financing IV. Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each MCN Trust will issue one series of Common Securities. The Declaration of each MCN Trust authorizes the Regular Trustees of such trust to issue on behalf of such MCN Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an MCN Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the MCN Trustees of an MCN Trust. All of the Common Securities of each MCN Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default under the Declaration of an MCN Trust occurs and is continuing, then the holders of Preferred Securities of such MCN Trust would rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such an MCN Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities of such MCN Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such MCN Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by MCN for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, an independent trustee, will act as indenture trustee under each Preferred Securities Guarantee (the "Preferred Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust

Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable MCN Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an MCN Trust, the Guarantee Payments (as defined herein)(except to the extent paid by such MCN Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such MCN Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by an MCN Trust to the extent not paid by such MCN Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such MCN Trust shall have funds available therefor;
(ii) the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption to the extent such MCN Trust has funds available therefor with respect to any Preferred Securities called for redemption by such MCN Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such MCN Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such MCN Trust has funds available therefor and (b) the amount of assets of such MCN Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such MCN Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable MCN Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will be a guarantee with respect to the Preferred Securities issued by the applicable MCN Trust, but will not apply to any payment of distributions except to the extent such MCN Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by an MCN Trust, such MCN Trust will not pay distributions on the Preferred Securities issued by such MCN Trust and will not have funds available therefor. See "Description of the MCN Debt Securities -- Particular Terms of the Subordinated Debt Securities." The Preferred Securities Guarantee, when taken together with MCN's obligations under the Subordinated Debt Securities, the Subordinated Debt Securities Indenture, and the Declaration will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the MCN Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantee, except that upon an event of default under the Subordinated Debt Securities Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable MCN Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such MCN Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of MCN Common Stock in connection with the satisfaction by MCN of its obligations under any employee benefit plans or the satisfaction by MCN of its obligations pursuant to any contract or security requiring MCN to purchase shares of MCN Common Stock, (ii) as a result of a reclassification of MCN capital stock or the exchange or conversion of one class or series of

MCN's capital stock for another class or series of MCN capital stock or, (iii) the purchase of fractional interests in shares of MCN's capital stock pursuant to the conversion or exchange provisions of such MCN capital stock or the security being converted or exchanged), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Preferred Securities Guarantee).

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable MCN Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable MCN Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable MCN Trust (a) upon full payment of the Redemption Price of all Preferred Securities of such MCN Trust, (b) upon distribution of the Subordinated Debt Securities held by such MCN Trust to the holders of the Preferred Securities of such MCN Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such MCN Trust upon liquidation of such MCN Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable MCN Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities to which such Preferred Securities Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities to which such Preferred Securities Guarantee relates may institute a legal proceeding directly against the Company to enforce such holder's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant MCN Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such MCN Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by MCN in respect of any preferred or preference stock of any affiliate of the

Company; and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable MCN Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under such Preferred Securities Guarantee, from exercising the rights and powers vested in it by such Preferred Securities Guarantee.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
      SUBORDINATED DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

     As set forth in the Declaration, the sole purpose of each of the MCN Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the MCN Trusts, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) MCN shall pay all, and the applicable MCN Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the applicable MCN Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the MCN Trustees shall not take or cause or permit the applicable MCN Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable MCN Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by MCN as and to the extent set forth under "Description of the Preferred Securities Guarantees." If MCN does not make interest payments on the Subordinated Debt Securities purchased by the applicable MCN Trust, it is expected that the applicable MCN Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the applicable MCN Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that MCN has made a payment of interest or principal on the Subordinated Debt Securities held by the applicable MCN Trust as its sole asset. The Guarantee, when taken together with MCN's obligations under the Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the applicable MCN Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If MCN fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights" in any accompanying Prospectus Supplement, may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against MCN to enforce the Institutional Trustee's rights under the subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of MCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, MCN will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by MCN to such holder of Preferred Securities in such Direct Action. MCN, under the Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If MCN fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against MCN to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the applicable MCN Trust, the Preferred Guarantee Trustee, or any other person or entity.

     MCN and each of the MCN Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by MCN of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of MCN Common Stock. Common Stock Warrants may be issued independently or together with other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under one or more warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as common stock warrant agent which will be designated in the applicable Prospectus Supplement (the "Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The Common Stock Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following summaries of certain provisions of the form of Common Stock Warrant Agreement and certificate representing Common Stock Warrants (the "Common Stock Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificate which Agreement and Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this prospectus forms a part.

GENERAL

     If Common Stock Warrants are offered, the related Prospectus Supplement will describe the terms of such Common Stock Warrants, including the following, where applicable: (1) the offering price; (2) the aggregate number of shares of MCN Common Stock purchasable upon exercise of such Common Stock Warrants and the minimum number of Common Stock Warrants that are exercisable; (3) the number of shares of MCN Common Stock with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with each such share of MCN Common Stock; (4) the date on and after which such Common Stock Warrants and the related shares of MCN Common Stock will be transferable separately; (5) the number of shares of MCN Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of MCN Common Stock may be purchased upon such exercise; (6) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire (the "Common Stock Warrant Expiration Date"); (7) whether the Common Stock Warrants represented by the Common Stock Warrant Certificates will be issued in registered or bearer form; (8) information with respect to book-entry procedures, if any; and (9) any other terms of such Common Stock Warrants for the purchase of shares of MCN Common Stock which shall not be inconsistent with the provisions of the Common Stock Warrant Agreements.

     Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Stock Warrants to purchase MCN Common Stock, holders of such Common Stock Warrants will not have any rights of holders of shares of MCN Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the MCN Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

     Prospective purchasers of Common Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The Prospectus Supplement relating to any issue of Common Stock Warrants will describe such considerations.

EXERCISE OF COMMON STOCK WARRANTS

     Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of MCN Common Stock at such exercise price as shall be set forth in, or calculable from, the Prospectus Supplement relating to the Common Stock Warrants. After the close of business on the Common Stock Warrant Expiration Date (or such earlier or later date to which such Common Stock Warrant Expiration Date may be accelerated or extended by the Company), unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised by delivery to the Common Stock Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the shares of MCN Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Common Stock Warrant Certificate. Common Stock Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Common Stock Warrant Certificate evidencing such Common Stock Warrants. Upon receipt of such payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the shares of MCN Common Stock purchasable upon such exercise. If fewer than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

MODIFICATIONS

     The Common Stock Warrant Agreement and the terms of the Common Stock Warrants may be amended by the Company and the Common Stock Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the owners.

     The Company and the Common Stock Warrant Agent also may modify or amend the Common Stock Warrant Agreement and the terms of the Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected, provided that no such modification or amendment that shortens the period of time during which the Common Stock Warrants may be exercised, increases the exercise price of such Common Stock Warrants or otherwise materially and adversely affects the exercise rights of the holders of the Common Stock Warrants or reduces the number of outstanding Common Stock Warrants the consent of whose holders is required for modification or amendment of the Common Stock Warrant Agreement or the terms of the Common Stock Warrants, may be made without the consent of the holders affected thereby.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of MCN Common Stock covered by a Common Stock Warrant, will be subject to adjustment in certain events, including: (i) dividends (and other distributions) payable in MCN Common Stock on any class of capital stock of the Company; (ii) subdivision, combinations and reclassifications of MCN Common Stock; (iii) the issuance to all holders of MCN Common Stock of certain rights or warrants entitling them to subscribe for or purchase MCN Common Stock, at less than the current market price (as defined in the Common Stock Warrant Agreement for such series of Common Stock Warrants); and (iv) the distribution to all holders of MCN Common Stock of evidences of indebtedness or assets of the Company (including securities, but excluding those dividends and distributions referred to above and dividends and distributions paid in cash out of surplus or retained earnings of the Company) or rights or warrants (excluding those referred to above) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the exercise price of at least 1%.

     In the event that the Company shall distribute or shall have distributed any rights or warrants to acquire capital stock pursuant to clause (iv) of the preceding paragraph ("Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights are distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), the subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided, however, that the Company may, in lieu of making any adjustment in the exercise price of, and the number of shares of MCN Common Stock covered by, a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) on or before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of MCN Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of MCN Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of MCN Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant were exercised immediately prior to the record date for such distribution. MCN Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     In the event the Company shall effect any capital reorganization or reclassification of its shares or shall consolidate, merge or engage in a statutory share exchange with or into any other corporation (other than a consolidation, merger or share exchange into which the Company is the surviving corporation) or shall sell or transfer substantially all its assets to any other corporation for a consideration consisting in whole or in part of equity securities of such other corporation, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to exercise such Common Stock Warrants to acquire the kind and amount of stock and other securities, cash or property which they would have received in connection with such transaction had such Common Stock Warrants been exercised immediately prior to such transaction.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, then the successor or assuming corporation shall succeed to and be substituted for the Company in, and the Company will be relieved of any further obligation under, the Common Stock Warrant Agreement or the Common Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     MCN may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of MCN Common Stock at a future date or dates. The price per share of MCN Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities or Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the MCN Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require MCN to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     MCN and/or any MCN Trust may sell the Offered Securities (i) to or through underwriters, (ii) directly to purchasers, (iii) through agents, or (iv) through dealers. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to MCN and/or an MCN Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, MCN and/or the applicable MCN Trust will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Offered Securities may be sold directly by MCN and/or an MCN Trust or through agents designated by MCN and/or such MCN Trust from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by MCN and/or the applicable MCN Trust to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company and/or applicable MCN Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     The Offered Securities may be sold directly by MCN and/or an MCN Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Agents, dealers, underwriters and remarketing firms may be entitled under agreements with MCN and/or an MCN Trust to indemnification by MCN and/or the applicable MCN Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, underwriters or remarketing firms may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for MCN and/or an MCN Trust in the ordinary course of business. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or the applicable MCN Trust to indemnification or contribution by the Company and/or the applicable MCN Trust against certain civil liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for MCN and its subsidiaries in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities and, other than the MCN Common Stock, which is listed on the NYSE, will have no established trading market. Any underwriters to whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange, and in the case of the MCN Common Stock, on any additional national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

                             VALIDITY OF SECURITIES

     The validity of the Offered Securities of MCN will be passed upon for MCN by Daniel L. Schiffer, Esq., Senior Vice President, General Counsel and Secretary of MCN Energy Group Inc., and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Mr. Schiffer is a full-time employee and officer of MCN and owned 33,255 shares of MCN Common Stock as of December 31, 1997. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the MCN Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the MCN Trusts. Certain United States federal income taxation matters will be passed upon for MCN and the MCN Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to MCN and the MCN Trusts. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to the Company.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by DELOITTE & TOUCHE LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     MCN's Annual Report on Form 10-K for the year ended December 31, 1997, includes various oil and gas reserve information summarized from reports prepared by the independent petroleum consultants Ryder Scott Company; Miller and Lents, Ltd.; Williamson Petroleum Consultants, Inc.; S.A. Holditch & Associates, Inc.; Questa Engineering Corporation and Netherland, Sewell & Associates, Inc. This reserve information and related schedules have been incorporated herein by reference in reliance upon such reports given upon the authority of said firms as experts in oil and gas reserve estimation.

================================================================================

                              4,000,000 SECURITIES

                                MCN FINANCING II

                         % TRUST PREFERRED SECURITIES (TRUPS(R))

                             $25 LIQUIDATION AMOUNT

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                    MCN LOGO

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               NOVEMBER   , 1998

                             (INCLUDING PROSPECTUS
                             DATED MARCH 18, 1998)

                                  ------------

                              SALOMON SMITH BARNEY

                              MERRILL LYNCH & CO.

                       ROBERT W. BAIRD & CO. INCORPORATED

                         LADENBURG THALMANN & CO. INC.

                             RONEY CAPITAL MARKETS
               A DIVISION OF FIRST CHICAGO CAPITAL MARKETS, INC.


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